Exhibit 99.1

PRO FORMA VALUATION REPORT

FEDFIRST FINANCIAL CORPORATION

Monessen, Pennsylvania

PROPOSED HOLDING COMPANY FOR:

FIRST FEDERAL SAVINGS BANK

Monessen, Pennsylvania

Dated As Of:

February 26, 2010

Prepared By:

RP® Financial, LC.

1700 North Moore Street

Suite 2210

Arlington, Virginia 22209

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988

February 26, 2010

Boards of Directors

FedFirst Financial Mutual Holding Company

FedFirst Financial Corporation First Federal Savings Bank

Donner at Sixth Street

Monessen, Pennsylvania 15062

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion and Reorganization

On February 23, 2010, the respective Boards of Directors of FedFirst Financial Mutual Holding Company (the “MHC”), FedFirst Financial Corporation (“FFCO”) and First Federal Savings Bank, Monessen, Pennsylvania (the “Bank”) adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”) whereby the MHC will convert to stock form. As a result of the conversion, FFCO, which currently owns all of the issued and outstanding common stock of First Federal Savings Bank, Monessen, Pennsylvania (the “Bank”), will be succeed by a Maryland corporation with the name of FedFirst Financial Corporation (“FedFirst Financial” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as FedFirst Financial or the Company. As of December 31, 2009, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 57.49% of the common stock (the “MHC Shares”) of FedFirst Financial. The remaining 42.51% of FedFirst Financial’s common stock is owned by public stockholders.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

February 26, 2010

It is our understanding that FedFirst Financial will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering and/or a syndicated community offering to the public at large. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of FFCO will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2005 through December 31, 2009 and a review of various unaudited information and internal financial reports through December 31, 2009, and due diligence related discussions with the Company’s management; ParenteBeard LLC, the Company’s independent auditor; Kilpatrick Stockton LLP, the Company’s conversion counsel; and Stifel, Nicolaus & Company, Incorporated, the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

Boards of Directors

February 26, 2010

We have investigated the competitive environment within which FedFirst Financial operates and have assessed FedFirst Financial’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on FedFirst Financial and the industry as a whole. We have analyzed the potential effects of the stock conversion on FedFirst Financial’s operating characteristics and financial performance as they relate to the pro forma market value of FedFirst Financial. We have analyzed the assets held by the MHC, which will be consolidated with FedFirst Financial’s assets and equity pursuant to the completion of the second-step conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared FedFirst Financial’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on FedFirst Financial’s representation that the information contained in the regulatory applications and additional information furnished to us by FedFirst Financial and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by FedFirst Financial, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of FedFirst Financial. The valuation considers FedFirst Financial only as a going concern and should not be considered as an indication of FedFirst Financial’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for FedFirst Financial and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of FedFirst Financial’s’ stock alone. It is our understanding that there are no current plans for selling control of FedFirst Financial following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which FedFirst Financial’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Boards of Directors

February 26, 2010

Valuation Conclusion

It is our opinion that, as of February 26, 2010, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of FFCO – was $39,139,540 at the midpoint, equal to 3,913,954 shares at $10.00 per share. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows: $33,268,610 or 3,326,861 shares at the minimum; $45,010,470, or 4,501,047 shares at the maximum; and $51,762,040 or 5,176,204 shares, at the supermaximum (also known as “maximum, as adjusted”).

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $22,500,000, equal to 2,250,000 shares at $10.00 per share. The resulting offering range and offering shares, all based on $10.00 per share, are as follows: $19,125,000, or 1,912,500 shares, at the minimum; $25,875,000 or 2,587,500 shares at the maximum; and $29,756,250 or 2,975,625 shares, at the supermaximum.

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC, FFCO and the Bank have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 0.6187 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.5259 at the minimum, 0.7115 at the maximum and 0.8182 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of

Boards of Directors

February 26, 2010

matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of FedFirst Financial immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step conversion.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of FedFirst Financial as of December 31, 2009, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of FFCO and the exchange of the public shares for newly issued shares of FedFirst Financial’s common stock as a full public company was determined independently by the Boards of Directors of the MHC, FFCO and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of FedFirst Financial, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the

Boards of Directors

February 26, 2010

update. The valuation will also be updated at the completion of FedFirst Financial’s stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.

/s/ Ronald S. Riggins
Ronald S. Riggins
President and Managing Director

/s/ Gregory E. Dunn
Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

FEDFIRST FINANCIAL CORPORATION

FIRST FEDERAL SAVINGS BANK

Monessen, Pennsylvania

DESCRIPTION	PAGE NUMBER
CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Conversion and Reorganization	I.1
Strategic Overview	I.2
Balance Sheet Trends	I.6
Income and Expense Trends	I.10
Interest Rate Risk Management	I.14
Lending Activities and Strategy	I.15
Asset Quality	I.18
Funding Composition and Strategy	I.19
Subsidiaries	I.20
Legal Proceedings	I.20

CHAPTER TWO MARKET AREA

Introduction	II.1
National Economic Factors	II.1
Market Area Demographics	II.7
Local Economy	II.9
Unemployment Trends	II.11
Market Area Deposit Characteristics and Competition	II.12

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.6
Income and Expense Components	III.9
Loan Composition	III.12
Interest Rate Risk	III.14
Credit Risk	III.16
Summary	III.16

RP® Financial, LC.	TABLE OF CONTENTS
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TABLE OF CONTENTS

FEDFIRST FINANCIAL CORPORATION

FIRST FEDERAL SAVINGS BANK

Monessen, Pennsylvania

(continued)

DESCRIPTION	PAGE NUMBER
CHAPTER FOUR VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1. Financial Condition	IV.3
2. Profitability, Growth and Viability of Earnings	IV.4
3. Asset Growth	IV.7
4. Primary Market Area	IV.7
5. Dividends	IV.8
6. Liquidity of the Shares	IV.9
7. Marketing of the Issue	IV.9
A. The Public Market	IV.10
B. The New Issue Market	IV.14
C. The Acquisition Market	IV.17
D. Trading in FedFirst Financial’s Stock	IV.19
8. Management	IV.20
9. Effect of Government Regulation and Regulatory Reform	IV.20
Summary of Adjustments	IV.20
Valuation Approaches:	IV.21
1. Price-to-Earnings (“P/E”)	IV.23
2. Price-to-Book (“P/B”)	IV.24
3. Price-to-Assets (“P/A”)	IV.26
Comparison to Recent Offerings	IV.26
Valuation Conclusion	IV.27

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

FEDFIRST FINANCIAL CORPORATION

FIRST FEDERAL SAVINGS BANK

Monessen, Pennsylvania

TABLE NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheet Data	I.7
1.2	Historical Income Statements	I.11

2.1	Summary Demographic Data	II.8
2.2	Primary Market Area Employment Sectors	II.10
2.3	Unemployment Trends	II.11
2.4	Deposit Summary	II.13
2.5	Market Area Deposit Competitors	II.14

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.15
3.6	Credit Risk Measures and Related Information	III.17

4.1	Market Area Unemployment Rates	IV.8
4.2	Pricing Characteristics and After-Market Trends	IV.16
4.3	Market Pricing Comparatives	IV.18
4.4	Public Market Pricing	IV.25

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

First Federal Savings Bank (the “Bank”), founded in 1922, is a federally chartered stock savings bank headquartered in Monessen, Pennsylvania. The Bank serves southwestern Pennsylvania through the main office and eight branch offices, which are located in the counties of Fayette, Washington and Westmoreland. A map of the Bank’s branch office locations is provided in Exhibit I-1. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”).

FedFirst Financial Corporation (“FFCO”) is the federally-chartered mid-tier holding company of the Bank. FFCO owns 100% of the outstanding common stock of the Bank. Since being formed in 1999, FFCO has engaged primarily in the business of holding the common stock of the Bank. FFCO completed its initial public offering on April 6, 2005, pursuant to which it sold 2,975,625 shares or 45% of its outstanding common stock to the public and issued 3,636,875 share or 55% of its common stock outstanding to FedFirst Financial Mutual Holding Company (the “MHC”), the mutual holding company parent of FFCO. Proceeds from the offering equaled $28.7 million, net of stock issuances costs of approximately $1.1 million. At December 31, 2009, FFCO had total assets of $353.3 million, deposits of $193.6 million and equity of $42.4 million, or 12.0% of total assets. FFCO’s audited financial statements for the most recent period are included by reference as Exhibit I-2.

Plan of Conversion and Reorganization

On February 23, 2010, the respective Boards of Directors of the MHC, FFCO and the Bank adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”) whereby the MHC will convert to stock form. As a result of the conversion, FFCO, which currently owns all of the issued and outstanding common stock of the Bank, will be succeed by a Maryland corporation with the name of FedFirst Financial Corporation (“FedFirst Financial” or the “Company”). Following the conversion, the MHC will no

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as FedFirst Financial or the Company. As of December 31, 2009, the MHC’s ownership interest in FedFirst Financial approximated 57.49% and the public stockholders’ ownership interest in FedFirst Financial approximated 42.51%.

It is our understanding that FedFirst Financial will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of the Bank will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

Strategic Overview

FedFirst Financial maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically, FedFirst Financial’s operating strategy has been fairly reflective of a traditional thrift operating strategy, in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Company’s assets and liabilities, respectively. Beyond 1-4 family permanent mortgage loans, the Company’s loan portfolio includes diversification into construction, commercial real estate, multi-family, consumer and commercial business loans. FedFirst Financial also conducts insurance brokerage activities through a subsidiary of the Bank which owns 80% of a full service insurance agency, Exchange Underwriters, Inc. (“Exchange Underwriters”).

The Company’s primary market area is in the heart of the Rust Belt, where many of the local communities have struggled economically following the decline of the United

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

State steel industry over 30 years ago. Job losses caused by the decline of the steel industry has resulted in population shrinkage in many of the communities served by the Company and an aging customer base, reflecting the flight of the younger population to growth markets with more opportunities for employment. The Company has pursued various strategies to address the lack of growth opportunities in its immediate market area. In the early-2000s, the Company pursued expansion of the balance sheet through utilizing long term FHLB advances to purchase loans and investments. The Company paid a premium for the loans and investments that were purchased. Following implementation of the wholesale leveraging strategy, accelerated repayments were experienced on the purchased loans and investments as declining long-term mortgage rates spurred a surge in refinance activity for 1-4 family loans. To address the interest rate spread compression that was resulting from the accelerated pay down of loans and investments funded by longer-term borrowings, the Company implemented a restructuring of the balance sheet prior to its initial public offering. The balance sheet restructuring provided for de-leveraging of the balance sheet through prepaying FHLB advances with proceeds realized from the sale of investment securities.

Pursuant to the completion of the Company’s initial public offering, the Company has emphasized organic growth of the balance sheet supported by expansion into more economically attractive markets with growing populations. Accordingly, recent trends in the Company’s balance sheet show asset growth sustained by loan growth funded primarily through growth of retail deposits. Balance sheet growth trends along with the decline in short-term interest rates have facilitated widening of yield-cost spreads during the past two years. The Company maintains a diversified lending strategy, with 1-4 family permanent mortgage loans accounting for the largest concentration of the loan portfolio and primary source of loan growth. Loan growth strategies have been achieved without comprising credit quality, as the Company’s credit quality ratios for non-performing loans and non-performing assets have remained at favorably low levels.

Investments serve as a supplement to the Company’s lending activities, with recent trends showing a decrease in the Company’s holdings of investment securities as cash flow generated from pay downs and maturities have been devoted to funding

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

loan growth. In 2008 the Company incurred a $4.8 million loss on its investment portfolio due to other than temporary impairment (“OTTI”) losses recorded on investments in real estate mortgage investment conduits (“REMICs”). The fair market value of the Company’s investment in REMICs was $30.5 million at December 31, 2009, versus a book value of $30.1 million. Mortgage-backed securities comprise the largest portion of the investment portfolio, followed by REMICs and Government Sponsored Enterprise securities (“GSEs”).

Asset growth has been primarily funded through deposit growth, which has been largely sustained through growth of money market deposit accounts. Growth of money market deposits has been facilitated by marketing of select promotional rates that exceed market rates. The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk, with FHLB advances and, to a limited extent, securities sold under agreements to repurchase (‘repurchase agreements”) constituting the sources of borrowings utilized by the Company.

FedFirst Financial’s earnings base is largely dependent upon net interest income and operating expense levels. Overall, FedFirst Financial’s operating strategy has provided for an improving net interest margin and relatively high levels of operating expenses. While net interest income has trended higher in recent years, net interest income continues to be less than operating expenses and, thus, core profitability is contingent upon sources of non-interest operating income. Revenues derived from non-interest income sources have been a fairly significant contributor to the Company’s earnings, consisting mostly of commissions generated through the Company’s insurance activities. The Company’s insurance activities also factor into the relatively high levels of operating expenses that have been maintained by the Company.

The post-offering business plan of the Company is expected to focus on continuing to pursue organic growth of the balance sheet through expansion into markets that will facilitate lending growth funded by growth of retail and commercial deposits. Accordingly, FedFirst Financial will continue to be an independent community-oriented financial institution with a commitment to local real estate and non-

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

mortgage financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Company will emphasize increasing the diversification of its loan portfolio composition with a particular emphasis on growth of commercial real estate and commercial business lending relationships. The Company’s strategy is to emphasize growth of core deposits as the primary source to fund asset growth, pursuant to which the Company will seek to establish full service banking relationships with its loan customers. Contemplated growth strategies are expected to improve interest rate spreads, as well as generate additional revenues from sources of non-interest operating income.

The Board of Directors has elected to complete a mutual-to-stock conversion to improve the competitive position of FedFirst Financial. The capital realized from the stock offering will increase the operating flexibility and overall financial strength of FedFirst Financial. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. FedFirst Financial’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Company’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Company’s future funding needs, which may facilitate a reduction in FedFirst Financial’s funding costs. Additionally, FedFirst Financial’s higher equity-to-assets ratio will also better position the Company to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in desired growth markets. The Company will also be better positioned to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position and increased capacity to offer stock as consideration. At this time, the Company has no specific plans for expansion, but as part of its business plan has identified developing new branch locations in desired growth markets as a potential growth strategy that will be pursued following the second-step conversion. The projected uses of proceeds are highlighted below.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

•

FedFirst Financial Corporation. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds retained by the Company are expected to be invested into short-term investment grade securities and liquid funds. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of cash dividends.

•

First Federal Savings Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with FedFirst Financial’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five years. From year end 2005 through year end 2009, FedFirst Financial’s assets increased at a 6.4% annual rate. Asset growth was primarily sustained through loan growth and, to a lesser extent cash and investments. Asset growth was primarily funded by deposit growth supplemented with increased utilization of borrowings during 2007 and 2008. A summary of FedFirst Financial’s key operating ratios for the past five years is presented in Exhibit I-3.

FedFirst Financials loans receivable portfolio increased at an 8.9% annual rate from year end 2005 through year end 2009, with the loan portfolio exhibiting an upward trend throughout the period. The loans receivable balance at December 31, 2009 was $240.4 million. The Company’s higher loan growth rate compared to total asset growth served to increase the loans-to-assets ratio from 62.0% at year end 2005 to 68.0% at year end 2009.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

Table 1.1

FedFirst Financial Corporation

Historical Balance Sheet Data

											12/31/05- 12/31/09 Annual Growth Rate
	At Year Ended December 31,
	2005		2006		2007		2008		2009
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$276,176	100.00%	$283,517	100.00%	$305,723	100.00%	$349,761	100.00%	$353,293	100.00%	6.35%
Cash and cash equivalents	6,332	2.29%	4,432	1.56%	5,552	1.82%	7,847	2.24%	7,496	2.12%	4.31%
Inestment securities	77,947	28.22%	83,045	29.29%	89,073	29.14%	85,433	24.43%	79,559	22.52%	0.51%
Loans receivable, net	171,162	61.98%	174,718	61.63%	187,954	61.48%	230,184	65.81%	240,387	68.04%	8.86%
FHLB Stock	5,147	1.86%	4,901	1.73%	5,076	1.66%	6,901	1.97%	6,901	1.95%	7.61%
Bank-Owned Life Insurance	6,984	2.53%	7,259	2.56%	7,538	2.47%	7,431	2.12%	7,714	2.18%	2.52%
Goodwill	1,080	0.39%	1,080	0.38%	1,080	0.35%	1,080	0.31%	1,080	0.31%	0.00%

Deposits	$124,897	45.22%	$143,495	50.61%	$155,558	50.88%	$172,804	49.41%	$193,581	54.79%	11.58%
Borrowings	102,404	37.08%	86,323	30.45%	101,074	33.06%	132,410	37.86%	112,511	31.85%	2.38%

Equity	$45,400	16.44%	$46,346	16.35%	$43,773	14.32%	$39,424	11.27%	$42,443	12.01%	-1.67%

Loans/Deposits		137.04%		121.76%		120.83%		133.21%		124.18%

Full Service Banking Offices Open	7		7		8		9		9

(1)	Ratios are as a percent of ending assets.

Sources: FedFirst Financial’s prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

While 1-4 family permanent mortgage loans represent the largest concentration in the Company’s loan portfolio, FedFirst Financial’s emphasis on implementation of a diversified lending strategy is evidenced by recent trends in the loan portfolio. Trends in the Company’s loan portfolio composition over the past five years show that the concentration of 1-4 family loans comprising total loans decreased from a peak ratio of 76.3% of total loans at fiscal year end 2005 to 64.6% of total loans at year end 2009. The decrease in the ratio of 1-4 family loans comprising total loans was due to strong growth rates in other areas of the Company’s loan portfolio composition, as the balance of 1-4 family loans outstanding increased as well since year end 2005. Commercial real estate/multi-family loans constitute the primary area of lending diversification for the Company, with such loans increasing from 14.7% of total loans at year end 2005 to 16.9% of total loans at year end 2009. The increase in the concentration of commercial real estate/multi-family loans in the Company’s loan portfolio was the result of growth of commercial real estate loans, which was somewhat offset by a decrease in multi-family loans. Other areas of lending diversification for FedFirst Financial include consumer loans (increasing from 5.2% of total loans at year end 2005 to 12.0% of total loans at year end 2009), commercial business loans (increasing from 0.7% of total loans at year end 2005 to 4.2% of total loans at year end 2009) and construction loans (decreasing from 3.1% of total loans at year end 2005 to 2.3% of total loans at year end 2009).

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting FedFirst Financial’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities. Over the past five years, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 26.6% of assets at year end 2009 to a high of 32.6% of assets at year ends 2006 and 2007. Since year end 2007, the balance of investment securities has trended lower and the balance of cash and cash equivalents has increase slightly. As of December 31, 2009, mortgage-backed securities comprised the largest segment of the Company’s investments and consisted of securities that are guaranteed or insured by GSEs. As of December 31, 2009, the mortgage-backed securities portfolio totaled $36.9million. Beyond the mortgage-backed

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

securities portfolio, investment securities held by the Company at December, 2009 consisted of REMICs ($30.5 million), GSE securities ($5.7 million), municipal bonds ($4.3 million), corporate debt ($2.1 million) and equities ($45,000). The Company’s investment in REMICs included 17 private label securities, which had a book value and fair market value of $9.1 million and $8.7 million, respectively, at December 31, 2009. As of December 31, 2009, all investment securities were maintained as available for sale and the net unrealized loss on the investment portfolio was $64,000. Exhibit I-4 provides historical detail of the Company’s investment portfolio. Other investments held by Company at December 31, 2009 consisted of $6.9 million of FHLB stock. The Company also held cash and cash equivalents amounting to $7.5 million or 2.1% of assets at December 31, 2009, which was consistent with historical levels of cash and cash equivalents that have been maintained by the Company.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of some of the Company’s directors and executives. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of December 31, 2009, the cash surrender value of the Company’s BOLI equaled $7.7 million.

Goodwill of $1.1 million reflected on the Company’s balance sheet throughout the five year period covered in Table 1.1 was recorded in connection with its acquisition of Exchange Underwriters. The Company also maintained $402,000 of intangibles at December 31, 2009, which was the result of an acquisition by Exchange Underwriters completed in March 2009.

Over the past five years, FedFirst Financial’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From year end 2005 through year end 2009, the Company’s deposits increased at an 11.6% annual rate. Total deposits trended higher throughout the five year period, increasing from $124.9 million or 45.2% of assets at year end 2005 to $193.6 million or 54.8% of assets at year end 2009. Deposit growth was driven by growth of money market deposit accounts, which along with a decrease in certificates of deposit (“CDs”)

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10

served to increase the concentration of core deposits comprising total deposits in recent years. Core deposits comprised 54.7% of total deposits at year end 2009, versus 36.9% of total deposits at year end 2007.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. From year end 2005 through year end 2009, borrowings increased at an annual rate of 2.4%. The Company’s utilization of borrowings reached a peak balance of $132.4 million or 37.9% of assets at year end 2008 and then decreased to $112.5 million or 31.9% of assets at year end 2009. Borrowings held by the Company at December 31, 2009 consisted of $107.0 million of FHLB advances and $5.5 million of repurchase agreements.

The Company’s equity decreased at a 1.7% annual rate from year end 2005 through year end 2009, which was largely related to net losses recorded in 2005, 2007 and 2008, as well as stock repurchases. Asset growth combined with the decrease in equity provided for a decrease in the Company’s equity-to-assets ratio from 16.4% at year end 2005 to 12.0% at year end 2009. The Company’s tangible equity-to-assets ratio equaled 11.7% at December 31, 2009. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2009. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, FedFirst Financial’s ROE will initially be depressed following its stock conversion as the result of the significant increase that will be realized in the Company’s pro forma capital position.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five years. The Company’s reported earnings over the past five years, ranged from a net loss of $2.1 million or 0.64% of average assets in 2008 to net income of $557,000 or 0.16% of average assets in 2009. The net loss recorded in 2008 was mostly related to OTTI losses on the Company’s investment in REMICs. Net interest income and operating expenses represent the primary components of the Company’s earnings. The

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11

Table 1.2

FedFirst Financial Corporation

Historical Income Statements

	For the Year Ended December 31,
	2005		2006		2007		2008		2009
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	$(000)	(%)	$(000)	(%)	$(000)	(%)	$(000)	(%)	$(000)	(%)
Interest income	$13,431	5.27%	$13,869	5.24%	$15,251	5.30%	$17,959	5.36%	$18,051	5.19%
Interest expense	(7,047)	-2.76%	(7,663)	-2.90%	(8,753)	-3.04%	(9,637)	-2.88%	(8,661)	-2.49%

Net interest income	$6,384	2.50%	$6,206	2.35%	$6,498	2.26%	$8,322	2.48%	$9,390	2.69%
Provision for loan losses	(85)	-0.03%	(84)	-0.03%	(1,119)	-0.39%	(878)	-0.26%	(1,090)	-0.31%

Net interest income after provisions	$6,299	2.47%	$6,122	2.31%	$5,379	1.87%	$7,444	2.22%	$8,300	2.38%

Other operating income	$2,215	0.87%	$2,207	0.83%	$2,345	0.82%	$3,261	0.97%	$3,100	0.89%
Operating expense	(8,489)	-3.33%	(7,630)	-2.88%	(9,114)	-3.17%	(9,410)	-2.81%	(10,553)	-3.03%

Net operating income	$25	0.01%	$699	0.26%	$(1,390)	-0.48%	$1,295	0.39%	$847	0.24%

Non-Operating Income
Gain(loss) on sale of investment securities	$(1)	0.00%	$0	0.00%	$(1,412)	-0.49%	$202	0.06%	$73	0.02%
Gain(loss) on sale of REO	—	0.00%	33	0.01%	0	0.00%	0	0.00%	46	0.01%
Impairment loss on securities	0	0.00%	0	0.00%	0	0.00%	(4,806)	-1.43%	0	0.00%

Net non-operating income	$(1)	0.00%	$33	0.01%	$(1,412)	-0.49%	$(4,604)	-1.37%	$119	0.03%

Minority int. in net income of consolidated sub.	(38)		(51)		(52)		(75)		(51)

Net income before tax	$(14)	-0.01%	$681	0.26%	$(2,854)	-0.99%	$(3,384)	-1.01%	$915	0.26%
Income tax provision	(88)	-0.03%	(337)	-0.13%	899	0.31%	1,239	0.37%	(358)	-0.10%

Net income (loss)	$(102)	-0.04%	$344	0.13%	$(1,955)	-0.68%	$(2,145)	-0.64%	$557	0.16%

Adjusted Earnings
Net income	$(102)	-0.04%	$344	0.13%	$(1,955)	-0.68%	$(2,145)	-0.64%	$557	0.16%
Add(Deduct): Net gain/(loss) on sale	1	0.00%	(33)	-0.01%	1,412	0.49%	4,604	1.37%	(119)	-0.03%
Tax effect (2)	(0)	0.00%	13	0.00%	(565)	-0.20%	(1,842)	-0.55%	48	0.01%

Adjusted earnings	$(101)	-0.04%	$324	0.12%	$(1,108)	-0.39%	$617	0.18%	$486	0.14%

Expense Coverage Ratio (3)	0.75		0.81		0.71		0.88		0.89
Efficiency Ratio (4)	98.6%		90.7%		103.1%		81.2%		84.6%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 40.0% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains).

Sources: FedFirst Financial’s prospectus, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12

Company earns a relatively high level of non-interest operating income, which is largely derived from its insurance activities. Loan loss provisions and gains and losses on investments have had a varied impact on the Company’s earnings over the past five years.

Over the past five years, the Company’s net interest income to average assets ratio ranged from a low of 2.26% during 2007 to a high of 2.69% during 2009. The increase in the Company’s net interest income ratio since 2007 has been facilitated by trends in the Company’s balance sheet composition towards higher concentrations of loans and deposits, which has served to increase yields and lower funding costs. Interest rate spreads have also increased as the result of interest rate trends over the past two years, as the decline short-term interest rates and resulting steeper yield curve has provided for a more significant decline in the Company’s funding costs relative to less rate sensitive interest-earning asset yields. Overall, the Company’s interest rate spread increased from 1.85% during 2007 to 2.56% during 2009. The Company’s net interest rate spreads and yields and costs for the past five years are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been a fairly stable and healthy contributor to the Company’s earnings over the past five years, ranging from a low of 0.82% of average assets during 2007 to a high of 0.97% of average assets during 2008. During 2009, non-interest operating income equaled $3.1 million or 0.89% of average assets. Insurance commissions constitute the major portion of non-interest operating income for the Company, followed by fees and service charges and income from bank-owned life insurance.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of 2.81% of average assets during 2008 to a high of 3.33% of average assets during 2005. During 2009, operating expenses equaled $10.6 million or 3.03% of average assets. The relatively high operating expense ratios maintained by the Company reflect the operating expenses associated with its insurance activities, as well expansion of the branch network. Upward pressure will be placed on the Company’s operating expense ratio following the second-step offering due to additional

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13

stock benefit plan expenses. At the same, the increase in capital realized from the stock offering will increase the Company’s capacity to leverage operating expenses through continuing to pursue its growth strategies.

Overall, the general trends in the Company’s net interest margin and operating expense ratio since 2005 reflect an increase in core earnings, as indicated by the Company’s expense coverage ratio (net interest income divided by operating expenses). FedFirst Financial’s expense coverage ratio equaled 0.75 times during 2005 versus a ratio of 0.89 times during 2009. The increase in the expense coverage ratio resulted from an increase in the net interest income ratio and a decrease in the operating expense ratio. Similarly, FedFirst Financial’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 98.8% during 2005 was less favorable than its efficiency ratio of 84.6% during 2009.

Over the past five years, loan loss provisions established by the Company ranged from a low of 0.03% of average assets during 2005 and 2006 to a high of 0.39% of average assets during 2007. During 2009, provisions for loan losses equaled $1.1 million or 0.31% of average assets. While the Company’s ratios for non-performing loans and non-performing assets have been maintained at favorably low levels over the past five years, the comparatively higher loan loss provisions established during the past three years reflected increases in net charge-offs, loan growth and the deterioration in credit market conditions that have been experienced by mortgage lenders in general. As of December 31, 2009, the Company maintained loan loss allowances of $2.5 million, equal to 1.04% of net loans receivable and 203.82% of non-performing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past five years.

Non-operating income over the past five years has primarily consisted of gains and losses on the sale of investment securities and an OTTI loss on the Company’s investment in REMICs which was recorded in 2008. Overall, non-operating income ranged from a net loss of $1.37% of average assets during 2008, which includes the OTTI loss of $4.8 million, to net gains equal to 0.03% of average assets during 2009.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14

The net gain recorded during 2009 consisted of a $73,000 gain on the sale of investment securities and a $46,000 gain on the sale of REO. The components of the Company’s non-operating income are viewed as non-recurring income items and, therefore, are not considered to be part of the Company’s core earnings.

The Company’s effective tax rate ranged from a low of 31.50% during 2007 to a high of 628.57% during 2005. As set forth in the prospectus, the Company’s marginal effective statutory tax rate is 40.0%.

Interest Rate Risk Management

The Company’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as in the interest rate environment that generally prevailed during 2006 and 2007, in which the yield curve was flat or inverted. Comparatively, the Company’s net interest margin has benefited from recent interest rate trends, which has provided for a steeper yield curve as the result of a decline in short-term interest rates. As of December 31, 2009, the OTS Net Portfolio Value (“NPV”) analysis indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 35% decline in FedFirst Financial’s NPV (see Exhibit I-7).

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through investing in certain securities that mature within five years, maintaining the investment portfolio as available for sale, diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term fixed rate loans or balloon loans. As of December 31, 2009, of the Company’s total loans due after December 31, 2010, ARM loans comprised 5.6% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing FHLB advances with maturities out to five years, emphasizing growth of lower costing and less interest rate sensitive transaction and savings accounts and extending CD maturities through offering

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15

attractive rates on certain CDs with terms of more than one year. Transaction and savings accounts comprised 54.8% of the Company’s deposit composition at December 31, 2009.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

FedFirst Financial’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Company’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Company has emphasized commercial real estate/multi-family loans followed by home equity loans and lines of credit. More recently, the Company has also emphasized growth of commercial business loans. Other areas of lending diversification for the Company include construction loans. Going forward, the Company’s lending strategy is to continue to emphasize diversification of the loan portfolio, particularly with respect to growth of commercial business loans and commercial real estate loans. The origination of 1-4 family permanent mortgage loans is expected to remain an active area of lending for the Company as well. Exhibit I-9 provides historical detail of FedFirst Financial’s loan portfolio composition over the past five years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of December 31, 2009.

FedFirst Financial offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans for terms of up to 30 years, with fixed rate loans constituting substantially all of the Company’s 1-4 family lending volume in recent years. Loan originations of 1-4 family loans are generally underwritten to secondary market guidelines and the Company has typically retained all originations for investment. ARM loans offered by the Company generally adjust annually after an initial fixed rate period that ranged from one to ten years. ARM loans that adjust annually are indexed to the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16

one year constant maturity Treasury index. The Company also offers ARM loans with a three year repricing term, which is indexed to the three year constant maturity Treasury index. Fixed rate loans are offered for terms ranging from 15 to 30 years. Prior to 2006, the Company purchased 1-4 family loans to supplement its origination activities, which were secured by residences throughout the country. The purchase loans were underwritten to the Company’s under writing standards. As of December 31, 2009, the Company’s outstanding balance of 1-4 family loans equaled $158.1 million or 64.6% of total loans outstanding and included $23.8 million of purchased residential loans.

Construction loans originated by the Company consist mostly of loans to finance the construction of 1-4 family residences and, to a lesser extent, financing for the construction of multi-family and commercial properties. Construction loans extended for 1-4 family properties are for the construction of pre-sold homes. Construction/permanent loans are offered on comparable terms as 1-4 family permanent mortgage loan rates and require payment of interest only during the construction period. Commercial real estate and multi-family construction loans are originated as construction/permanent loans and are subject to the same underwriting criteria as required for permanent mortgage loans, as well as submission of completed plans, specifications and cost estimates related to the proposed construction. Loans for the construction of commercial real estate and multi-family loans are extended up to a loan-to-value (“LTV”) ratio of 80.0% based on the lesser of the appraised value of the property or cost of construction. As of December 31, 2009, FedFirst Financial’s outstanding balance of construction loans totaled $5.6 million or 2.3% of total loans outstanding.

The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are for the most part collateralized by properties in the Company’s regional lending area. FedFirst Financial originates commercial real estate and multi-family loans up to a maximum LTV ratio of 80.0% and requires a minimum debt-coverage ratio of 1.25 times. Loan terms typically provide for up to 20 year amortizations, with a shorter balloon or repricing term. Properties securing the commercial real estate loan portfolio include office buildings, apartment buildings and

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.17

manufacturing facilities. Prior to 2006, the Company purchased loans secured by multi-family properties, which are located in seven states throughout the country. The Company’ portfolio of commercial real estate and multi-family loans also includes purchased loan participations, which are secured by properties located in the Pittsburgh metropolitan area. The purchased multi-family loans and loan participations were underwritten to the same standards as loans originated by the Company. The Company’s largest multi-family or commercial real estate loan outstanding at December 31, 2009 was a $2.5 million participation loan secured by a commercial property in the Pittsburgh metropolitan area, which was performing in accordance with its original terms at December 31, 2009. As of December 31, 2009, the Company’s outstanding balance of multi-family and commercial real estate loans totaled $41.3 million equal to 16.9% of total loans outstanding and included $6.0 million of purchased multi-family loans and $9.7 million of purchased loan participations.

The Company’s diversification into non-mortgage loans consists primarily of consumer loans, while commercial business loans have been a growing area of lending diversification for the Company. Home equity loans constitute the largest portion of the Company’s consumer loan portfolio. The Company offers fixed-term home equity installment loans, as well as variable rate home equity lines of credit (“HELOCs”) in its primary market area. Home equity loans are currently offered up to a LTV ratio of 100.0% inclusive of other liens on the property. As of December 31, 2009 the home equity loan portfolio totaled $27.1 million or 92.4% of the consumer loan portfolio. The balance of the consumer loan portfolio consists substantially of various types of installment loans and loans secured by deposits. As of December 31, 2009, the consumer loan portfolio totaled $29.3 million or 12.0% of total loans outstanding.

Commercial business loans offered by the Company consist primarily of fixed rate loans with terms of five years or less and, to a lesser extent, floating rate lines of credit indexed to the prime rate as reported in The Wall Street Journal. The commercial business loan portfolio consists substantially of loans secured by business assets such as accounts receivable, inventory and equipment. The Company also originates working capital lines credit to finance the short-term business needs of businesses.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.18

Expansion of commercial business lending is an area of lending emphasis for the Company, pursuant to which the Company is seeking to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. As of December 31, 2009, FedFirst Financial’s outstanding balance of commercial business loans equaled $10.3 million or 4.2% of total loans outstanding.

Asset Quality

The Company’s historical 1-4 family lending emphasis and current lending emphasis on lending in local and familiar markets have supported the maintenance of relatively favorable credit quality measures, even as credit market conditions have experienced significant deterioration in recent years. Over the past five years, FedFirst Financial’s balance of non-performing assets ranged from a low of 0.11% of assets at year end 2005 to a high of 0.79% of assets at year end 2007. The Company held $1.7 million of non-performing assets at December 31, 2009, equal to 0.47% of total assets. As shown in Exhibit I-11, non-performing assets at December 31, 2009 consisted of $1.2 million of non-accruing loans and $419,000 of real estate owned. Multi-family loans followed by 1-4 family loans accounted for the two largest concentrations of the Company’s balance of non-performing loans. The Company’s real estate owned at December 31, 2009 consisted of 1-4 family and commercial real estate properties.

To track the Company’s asset quality and the adequacy of valuation allowances, FedFirst Financial has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of December 31, 2009, the Company maintained valuation allowances of $2.5 million, equal to 1.04% of net loans receivable and 203.82% of non-performing loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.19

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at December 31, 2009 deposits accounted for 63.2% of FedFirst Financial’s interest-bearing funding composition. Exhibit I-12 sets forth the Company’s deposit composition for the past three years. Transaction and savings account deposits constituted 54.7% of total deposits at December 31, 2009, with recent trends showing the concentration of core deposits increasing over the past three years. Comparatively, transaction and savings account deposits constituted 36.9% of total deposits at December 31, 2009. The increase in the concentration of core deposits comprising total deposits since year end 2007 was realized through a reduction in CD balances and growth of core deposits. Most of the growth of core deposits has consisted of money market account deposits, which was facilitated by marketing relatively attractive rates for on the Company’s money market deposits. Money market account deposits comprised 50.3% of the Company’s core deposits at December 31, 2009.

The balance of the Company’s deposits consists of CDs, which equaled 45.3% of total deposits at December 31, 2009 compared to 63.1% of total deposits at December 31, 2007. FedFirst Financial’s current CD composition reflects a slightly higher concentration of short-term CDs (maturities of one year or less). The CD portfolio totaled $87.6 million at December 31, 2009 and $48.8 million or 55.7% were scheduled to mature in one year or less. Exhibit I-13 sets forth the maturity schedule of the Company’s CDs as of December 31, 2009. As of December 31, 2009, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $20.3 million or 23.2% of total CDs. The Company did not maintain any brokered CDs at December 31, 2009.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk. The Company maintained $112.5 million of borrowings at December 31, 2009 with a weighted average rate of 3.67%. Borrowings held by the Company at December 31, 2009 consisted of $107.0 million of FHLB and $5.5 million of repurchase agreements. FHLB advances held by the Company at December 31, 2009 had maturities out to five years. Exhibit I-14 provides further detail of the Company’s borrowings activities during the past three years.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.20

Subsidiaries

FedFirst Financial’s only direct subsidiary is the Bank. The Bank’s only direct subsidiary is FedFirst Exchange Corporation. FedFirst Exchange Corporation owns an 80% interest in Exchange Underwriters. Exchange Underwriters is a full service independent insurance agency that offers property and casualty, commercial general liability, surety and other insurance products. Exchange Underwriters is licensed in more than 35 states. Exchange Underwriters generates revenues primarily from commissions paid by insurance companies with respect to the placement of insurance products. In March 2009, Exchange Underwriters expanded its operation through the acquisition of the Allsurance Insurance Agency, which is a full service independent insurance agency that offers insurance for individuals and small businesses.

Legal Proceedings

The Company is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

Headquartered in Monessen, Pennsylvania, FedFirst Financial serves southwestern Pennsylvania through the main office and eight branch offices. The Company’s branch network covers a three-county market area of Fayette County, Washington County and Westmoreland County. The main office and two branch offices are maintained in Westmoreland County, which is the adjacent county east of Pittsburgh. Four branches are maintained in Washington County, which is the adjacent county south of Pittsburgh, and two branches are maintained in Fayette County, which is south of Washington County. Exhibit II-1 provides information on the Company’s office facilities.

The primary market area served by the Company is in the mid-Monongahela Valley area of southwestern Pennsylvania, which is largely suburban and rural in nature. The Company’s competitive environment includes a large number of thrifts, commercial banks and other financial service providers, some of which have a regional or national presence. Due to its small size, the Company has more limited resources and a smaller market presence than many of its competitors. The mid-Monongahela Valley area is located in the heart of the Rust Belt, where local economies have struggled over the past 30 years from the loss of manufacturing jobs caused by the decline of the U.S. steel industry. Economic conditions have deteriorated further in recent years, with the onset of the national recession and resulting contraction in manufacturing activity.

Future growth opportunities for FedFirst Financial depend on the future growth and stability of the local and regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon national economic factors and trends. In assessing economic trends over past few

RP® Financial, LC.	MARKET AREA
II.2

quarters, the April 2009 employment data showed that the pace of layoffs slowed in April 2009, but the unemployment rate climbed to 8.9%. Retail sales fell 0.4% in April from March and housing starts hit a low in April, falling 12.8% from March. However, single-family home construction rose 2.8%. Durable-goods orders rose 1.9% in April, offering some evidence that the manufacturing slump was ending. Some other positive signs that the recovery was gaining strength included a 2.9% increase in existing home sales and consumer confidence shot higher in May to its highest level in eight months. May employment data showed job losses slowed for the fourth straight month, with employers cutting 345,000 jobs. However, the May unemployment rate jumped to 9.4%. Retail sales rose 0.5% in May on higher gas prices. Durable-goods orders rose and new home prices firmed in May, providing the latest evidence the U.S. economy’s free fall was ending.

Signs that the U.S. economy was pulling out of the recession became more evident at the start of the third quarter of 2009; however, overall economic conditions remained weak. The decline in manufacturing activity slowed in June, while June employment data showed more job losses than expected and an increase in the unemployment rate to 9.5%. Service sector activity improved in June and retail sales rose in June, but excluding gasoline and autos, sales fell for the fourth straight month. The index of leading economic indicators was up in June and the housing market showed some signs of recovery, as sales of new and existing homes rose in June. Notably, home prices in major U.S. cities registered the first monthly gain in a nearly a year for the three month period ending in May compared with the three months ending in April. The July employment report showed the fewest job losses in a year and the unemployment rate dipped to 9.4%, its first decline in nine months. Retail sales were down slightly in July, raising concerns over the durability of the recovery. However, sales of existing homes jumped 7.2% in July, the fastest pace in nearly two years. July new home sales were up sharply as well, which supported a 4.9% increase in July durable-goods orders.

August economic data generally indicated that the recession was nearing an end, as manufacturing output grew for the first time since January 2008 and the “cash for clunkers” program fueled a rebound in August retail sales. August employment data showed fewer than expected job losses, while the unemployment rate rose to a 26 year

RP® Financial, LC.	MARKET AREA
II.3

high of 9.7%. The index of leading indicators rose for the fifth straight month in August, providing another sign of recovery. Second quarter GDP declined at a 0.7% annualized rate, which was better than the 1% decline previously estimated. Other economic data suggested an uneven recovery, as existing home sales slid in August and consumer confidence fell in September. Manufacturing and service sector activity both grew in September, while the U.S. unemployment rate rose to 9.8% in September as employers cut more jobs than expected. As job losses continued to mount, vacancy rates for commercial office space continued to increase during the third quarter. Retail sales fell in September from August as the “cash for clunkers’ program ended, however, excluding autos, retail sales increased slightly in September. New home sales fell in September, while orders for durable goods increased in September. Third quarter GDP increased at a 3.5% annual rate (subsequently revised to 2.2%), marking an apparent end to the recession. Notably, a large portion of GDP growth in the third quarter was generated through federal stimulus programs, bringing into question the sustainability of the recovery without government support.

October 2009 showed further signs of an economic recovery, even as the labor market continued to struggle. U.S. manufacturing activity expanded for the third month in a row in October, while a net loss of 190,000 jobs in October pushed the October unemployment rate up to 10.2%. Retail sales and the index of leading economic indicators both rose in October, while housing data was mixed raising doubts about the strength of the sector’s recovery. New home starts tumbled in October, while sales of existing home showed a strong increase in October. Signs of a slow and uneven economic recovery continued to be reflected in the November data. Manufacturing activity continued to grow in November, while the service sector contracted in November after growing in October. Employment data for November reflected the fewest number of job losses since December 2007, which reduced the unemployment rate to 10.0%. The Federal Reserve’s “beige book” released in early-December showed the economy improving moderately, with consumer spending up but commercial real estate weakening. Additional evidence that strength was returning to the economy included a healthy rise in November durable goods orders and manufacturing activity in December expanding at its fastest pace in more than three years. Sales of existing homes were up solidly in

RP® Financial, LC.	MARKET AREA
II.4

November, although construction spending in November was down slightly. Manufacturing activity expanded in December at its fastest pace in more than three years, while the service sector recorded only modest growth in December. Job losses were significantly higher than expected in December, dashing hopes of a near term turnaround in employment. Employers cut 85,000 jobs in December, while the December unemployment rate held steady at 10.0%. The index of leading economic indicators rose 1.1% from November to December for its ninth straight month of gains, while housing data for December was less favorable with both new and existing home sales declining in December. The decline in home sales in December was in part related to a surge in home sales during the fall, as first-time home buyers raced to take advantage of a tax credit before it expired. Fourth quarter GDP increased at an annual rate of 5.7% (subsequently revised up to 5.9%), although much of the growth was tied to companies replenishing low inventories that typically only provides a temporary bump in growth.

Manufacturing activity rose for a sixth straight month in January 2010, with the rate of expansion at its highest point since August 2004. Comparatively, service sector activity remained stable in January. Payrolls unexpectedly fell in January with the loss of 20,000 jobs, but the January unemployment rate surprisingly dropped to a five month low of 9.7%. Retail sales were up in January, although consumer confidence fell in February. Sales of existing homes fell in January and orders for durable goods showed weakness in January, underscoring the uneven progress of the U.S. recovery.

In terms of interest rate trends during the past few quarters, Treasury yields remained at historically low levels through most of April 2009 with the yield on the 10-year Treasury note dipping to 2.76% in mid-April as Treasury bonds rallied on more troublesome economic data. The yield on the 10-year Treasury note edged above 3.0% in late-April and trended higher into mid-May on some positive economic data. In late-May, Treasury yields and mortgage rates surged to their highest level since November 2008, reflecting investor worries that deficit spending to fund stimulus programs could lead to inflation. The yield on the 10-year Treasury note jumped to 3.70% in late-May, providing for a steeper yield curve as the gap between two-year and 10-year Treasury notes

RP® Financial, LC.	MARKET AREA
II.5

widened to 2.75%. Interest rates stabilized in late-May and into the first half of June. The late-June meeting of the Federal Reserve concluded with keeping its target rate near zero.

Interest rates eased lower at the start of the third quarter of 2009, as investors shunned risk ahead of second quarter earnings reports. Some economic data showing an improving economy and growing belief that the recession was nearing an end pushed long-term Treasury yields up slightly heading into late-July. The upward trend in interest rates continued into the first week of August, as interest rates edged higher following the better-than-expected employment report for July. Long-term Treasury yields eased lower going into the second half of August, as the Federal Reserve concluded its mid-August meeting leaving its key short-term rate near zero and indicated it would stay there for the foreseeable future. Weaker than expected retail sales for July and a decline in July wholesale prices further contributed to the pull back in interest rates. Long-term Treasury yields reversed course after mid-August on the stronger than expected report for July existing home sales. Interest rates stabilized in late-August and remained relatively stable through most of September, as inflation worries remained low amid high unemployment and slack in the economy. News that consumer confidence fell in September pushed Treasury yields lower at the end of the third quarter.

Mixed economic data and no apparent threat of inflationary pressures supported a stable interest rate environment at the beginning of the fourth quarter, providing for the continuation of a relatively steep yield curve. Interest rates remained stable through the balance of October, reflecting uncertainty over the sustainability of the economic recovery with consumer confidence declining for the second month in a row. The Federal Reserve concluded its early-November meeting by keeping its target interest rate near zero, which along with the weaker than expected employment report for October sustained a stable interest rate environment into mid-November. Long-term Treasury yields eased lower heading into the second half of November, following comments by the Federal Reserve Chairman that unemployment and troubles in commercial real estate would weigh on the recovery. Long-term Treasury yields dipped in late-November following news of the credit crisis in Dubai. A better than expected jobs report for November moved interest rates higher in early-December. Following the Federal Reserve’s mid-December meeting and

RP® Financial, LC.	MARKET AREA
II.6

decision to hold its target interest rate steady, the spread between short-term and long-term Treasury yields widened further in the final weeks of 2009 as long-term Treasury yields edged higher amid signs that the U.S. economy was improving.

Interest rates stabilized at the start of 2010 and then edged lower in heading into the second half of January, reflecting uncertainty on the strength of the recovery. The Federal Reserve’s two day meeting in late-January concluded with no change in its key rate target, but offered a slightly rosier economic outlook in its statement. A rise in January consumer confidence, along with the Federal Reserve’s more upbeat assessment of the economy, provided for a slight upward trend in long-term Treasury yields in late-January. Worries that Greece’s debt woes were spreading across Europe and job losses reflected in the January employment report pushed Treasury yields lower in late-January and into early-February. Some positive economic data regarding home prices and industrial output pushed interest rates higher heading in mid-February. Treasury yields rose in mid-February on the Federal Reserve’s decision to raise the discount rate, spurring thoughts of tighter credit for borrowers in general. Weak economic data and indications from the Federal Reserve that short-term interest rates would remain near zero for at least several months pushed long-term Treasury yields lower at the close of February. As of February 26, 2010, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.32% and 3.61%, respectively, versus comparable year ago yields of 0.73% and 2.98%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of 52 economists surveyed by The Wall Street Journal, the economy is expected to expand around 3% at a seasonally adjusted annual rate through 2010. GDP growth is not expected to make a significant dent in the unemployment rate, as the surveyed economists on average expect the unemployment rate to stay above 9.5% through 2010. Most of the respondents said the Federal Reserve won’t raise interest rates until the third quarter of 2010 at the earliest.

The 2010 housing forecast from the Mortgage Bankers Association (the “MBA”) was for existing home sales to increase by approximately 11% from 2009 and new home sales are expected to jump 21% in 2010 from very depressed levels in 2009. The MBA predicts that the national average home price declines should abate by early 2010, but will

RP® Financial, LC.	MARKET AREA
II.7

vary by state and home value. The demand is expected to be the highest for entry-level homes. Total mortgage production is forecasted to be down in 2010 to $1.6 trillion compared to $2.0 trillion in 2009. The reduction in 2010 originations is expected to be exclusively due to a 44% reduction in refinancing volume due to rising interest rates, with refinancing volume forecasted to total $754 billion in 2010. Comparatively, house purchase mortgage originations are predicted to increase by 12% in 2010, with purchase lending forecasted to total $802 billion in 2010.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by FedFirst Financial (see Table 2.1).

Westmoreland County has the largest population among the three primary market counties, followed by Washington County. Fayette County and Westmoreland County experienced a slight decline in population during the 2000 to 2009 period, while Washington County’s 0.3% annual population growth rate matched the Pennsylvania growth rate. Comparatively, the annual population growth for the U.S. was 1.1% during the 2000 to 2009 period. Growth trends for the primary market area counties, as well as for the U.S. and Pennsylvania, project slower population growth rates over the next five years or, with respect to Fayette County and Westmoreland County, the rate of population loss is projected to increase slightly. The shrinking populations in many of the markets served by the Company reflect the loss of jobs in the primary market area and resulting migration of younger and middle-aged residents to more attractive economic areas. As the result of these trends, the median age of the Company’s customer base has been increasing. Growth in households generally mirrored the population growth rates during the period covered in Table 2.1, as Washington County was the only primary market area county projected to record an increase in households over the next five years.

Median household and per capita income were significantly lower in Fayette County compared to Washington County and Westmoreland County, while the income measures for all three counties were below the comparable measures for the U.S. and Pennsylvania.

RP® Financial, LC.	MARKET AREA
II.8

Table 2.1

FedFirst Financial Corporation

Summary Demographic Data

	Year			Growth Rate
	2000	2009	2014	2000-2009	2009-2014
Population (000)
United States	281,422	309,732	324,063	1.1%	0.9%
Pennsylvania	6,350	6,499	6,543	0.3%	0.1%
Fayette County	149	145	141	-0.2%	-0.5%
Washington County	203	209	211	0.3%	0.2%
Westmoreland County	370	366	361	-0.1%	-0.3%

Households (000)
United States	105,480	116,523	122,109	1.1%	0.9%
Pennsylvania	2,444	2,517	2,541	0.3%	0.2%
Fayette County	60	59	58	-0.1%	-0.4%
Washington County	81	85	86	0.5%	0.3%
Westmoreland County	150	151	150	0.1%	-0.2%

Median Household Income ($)
United States	$42,164	$54,719	$56,938	2.9%	0.8%
Pennsylvania	50,539	68,225	71,891	3.4%	1.1%
Fayette County	27,475	35,421	37,728	2.9%	1.3%
Washington County	37,686	50,169	52,926	3.2%	1.1%
Westmoreland County	37,111	48,828	52,033	3.1%	1.3%

Per Capita Income ($)
United States	$21,587	$27,277	$28,494	2.6%	0.9%
Pennsylvania	25,952	34,904	37,151	3.3%	1.3%
Fayette County	15,274	19,572	20,411	2.8%	0.8%
Washington County	19,935	25,585	26,642	2.8%	0.8%
Westmoreland County	19,674	25,371	26,384	2.9%	0.8%

	Less Than $25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000 +
2009 HH Income Dist. (%)
United States	20.9%	24.5%	35.3%	19.3%
Pennsylvania	22.3%	25.0%	34.3%	18.4%
Fayette County	35.3%	28.7%	28.9%	7.1%
Washington County	22.9%	26.9%	37.3%	12.9%
Westmoreland County	22.5%	28.6%	36.7%	12.2%

Source: SNL Financial.

RP® Financial, LC.	MARKET AREA
II.9

The lower income measures indicated for Fayette County can be attributed to the more rural nature of that market area, as Fayette County is a more distant market to the Pittsburgh metropolitan area. Comparatively, the higher household and per capita income measures indicated for Washington County and Westmoreland County reflect the greater influence of economic activity in the Pittsburgh metropolitan area on those markets. Median household income for all three of the primary market area counties is projected to increase at rates that are comparable to the projected median household income growth rates for the U.S. and Pennsylvania. The less affluent nature of Fayette County is further implied by household income distribution measures, which show that, in comparison to Washington County, Westmoreland County, the U.S. and Pennsylvania, Fayette County maintains a much higher percentage of households with incomes of less than $25,000 and a much lower percentage of households with incomes in the upper income brackets. Income distribution measures for Washington County and Westmoreland County reflected relatively high concentrations of middle class incomes and relatively lower concentrations of incomes over $100,000.

In summary, the demographic characteristics of the primary market area counties are not considered to be highly conducive for loan or deposit growth, with Washington County’s demographics being viewed as the most favorable in terms of supporting growth opportunities for the Company. Accordingly, the Company’s growth strategies have been emphasizing expansion into Washington County, particularly in some of the more affluent markets in Central Washington County.

Local Economy

Historically, manufacturing jobs related to the steel industry served as the basis of the economy in the mid-Monongahela Valley. Accordingly, the local economy experienced significant job losses in conjunction with the decline of the steel industry, as the closing of the local steel mills depressed economic activity throughout the region. Many sectors of the primary market area economy continue to struggle from the loss of steel related jobs, as new business activity has been limited by the unattractive demographic characteristics of the market area most notably with respect to markets that have declining and aging populations. With the decline of the steel industry, Fayette, Washington and

RP® Financial, LC.	MARKET AREA
II.10

Westmoreland counties now have smaller and more diversified economies. Comparative employment data in Table 2.2 shows that employment in services, constitutes the primary source of employment in all three of the counties. Wholesale/retail jobs followed by government jobs were the second and third largest sources of employment in Fayette County and Washington County, while wholesale/retail jobs followed by manufacturing employment were the second and third largest sources of jobs in Westmoreland County. Total employment in Westmoreland County approximated 179,000 jobs in 2007, which represented only a 3.5% increase in total employment since 2001 and a loss of jobs since 2005. Comparatively, total employment in 2007 for Washington County approximated 105,000 jobs and for Fayette County approximated 60,000 jobs, which represented a 9.6% increase in jobs for Washington County and a 6.6% increase in jobs for Fayette County since 2001. Notably, in contrast to Westmoreland County, job growth was sustained in both Washington County and Fayette County during 2006 and 2007. The manufacturing industry, once the backbone of the regional economy, experienced job losses in all three of the primary market area counties since 2001.

Table 2.2

Primary Market Area Employment Sectors

(Percent of Labor Force)(1)

Employment Sectors	Pennsylvania	Fayette	Washington	Westmoreland
Services	43.6%	41.3%	40.3%	40.6%
Wholesale/Retail Trade	14.7	16.6	15.6	17.9
Government	11.1	11.8	10.5	9.7
Manufacturing	9.4	8.1	10.1	11.2
Fin., Ins., Real Estate	8.0	5.0	6.0	6.2
Construction	5.8	7.6	9.0	6.5
Transport. & Warehousing	3.6	4.1	3.0	5.1
Information	1.7	1.7	1.6	1.1
Farm	1.1	1.9	1.9	0.9
Other	1.0	1.9	2.0	0.8

	100.0%	100.0%	100.0%	100.0%

(1)	Data is as of 2007.

Source: Regional Economic Information System Bureau of Economic Analysis

Major private sector employers in Fayette County include Uniontown Hospital (1,200 employees), Nemacolin Woodlands (a resort with 900 employees) and Teletech

RP® Financial, LC.	MARKET AREA
II.11

Holdings (a call center with 700 employees). The largest private sector employers in Washington County include The Washington Hospital (2,000 employees), Monongahela Valley Hospital (1,000 employees) and Consol Energy, Inc. (a mining company with 2,300 employees in the state of Pennsylvania). Westmoreland County’s largest private sector employers are Excela Health (a provider of health care services with over 3,000 employees), United Parcel Services (over 2,000 employees) and Respironics Corporation (a provider of health care services with over 2,000 employees).

Unemployment Trends

Comparative unemployment rates for the primary market area counties, as well as for the U.S. and Pennsylvania, are shown in Table 2.3. As of December 2009, unemployment rates for the primary market area counties ranged from a low of 8.3% in Washington County to a high of 10.5% in Fayette County. The comparatively higher unemployment rate indicated for Fayette County is reflective of the more rural nature of that market and has been a factor that has contributed to the lack of population growth in Fayette County. As of December 2009, among the primary market area counties, Washington County and Westmoreland County maintained unemployment rates that were lower than the comparable Pennsylvania and U.S. measures of 8.5% and 9.7%, respectively. Consistent with the state and national trends, evidence of the recession impacting the regional economy is reflected by the higher unemployment rates recorded for each of the primary market counties as of December 2009 compared to a year ago.

Table 2.3

FedFirst Financial Corporation

Unemployment Trends (1)

Region	December 2008 Unemployment	December 2009 Unemployment
United States	7.1%	9.7%
Pennsylvania	6.4	8.5
Fayette County	8.0	10.5
Washington County	6.3	8.3
Westmoreland County	6.4	8.4

(1)	Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

RP® Financial, LC.	MARKET AREA
II.12

Market Area Deposit Characteristics and Competition

The Company’s retail deposit base is substantially generated through customers who are residents or conduct business in the primary market area counties. The data indicates that total deposits maintained by commercial banks and savings institutions increased in all three of the primary market area counties during the four year period covered in Table 2.4, but did not match the comparable Pennsylvania deposit growth rate. Similar to the state of Pennsylvania, commercial banks maintained a significantly larger market share of deposits than savings institutions in Fayette County and Westmoreland County, while savings institutions maintained almost an equal market share of deposits in Washington County. During the period covered in Table 2.4, savings institutions experienced a decrease in deposit market share in the counties of Washington and Westmoreland and an increase in deposit market share in Fayette County.

FedFirst Financial’s largest holding of deposits is in Westmoreland County, where the Company maintains its main office and two other branches. The Company’s $84.9 million of deposits at the Westmoreland County branches represented a 1.3% market share of bank and thrift deposits at June 30, 2009. Washington County, where the Company maintains its largest branch presence, accounted for the Company’s largest market share of deposits with $72.3 million of deposits providing for a 1.8% market share of bank and thrift deposits at June 30, 2009. The Company’s $30.4 million of deposits at its Fayette County branches constituted a 1.4% market share of Fayette County bank and thrift deposits at June 30, 2009. FedFirst Financial’s relatively low market share of deposits highlights the presence of significantly larger competitors that operate in the markets that are served by the Company’s branches. From June 30, 2005 through June 30, 2009, the Company experienced deposit growth and gains in deposit market share in Fayette County and Washington County. Comparatively, during the four year period covered in Table 2.4, FedFirst Financial recorded a slight decrease in deposits and a loss of deposit market share in Westmoreland County.

As implied by the Company’s low market shares of deposits, competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are much larger and more diversified institutions, which have greater

RP® Financial, LC.	MARKET AREA
II.13

Table 2.4

FedFirst Financial Corporation

Deposit Summary

	As of June 30,						Deposit Growth Rate 2005-2009
	2005			2009
	Deposits	Market Share	# of Branches	Deposits	Market Share	# of Branches
	(Dollars in Thousands)						(%)
State of Pennsylvania	$225,238,000	100.0%	4,643	$294,782,000	100.0%	4,789	7.0%
Commercial Banks	161,521,000	71.7%	3,351	227,075,000	77.0%	3,545	8.9%
Savings Institutions	63,717,000	28.3%	1,292	67,707,000	23.0%	1,244	1.5%

Fayette County	$1,932,874	100.0%	43	$2,106,003	100.0%	43	2.2%
Commercial Banks	1,535,620	79.4%	34	1,652,525	78.5%	34	1.9%
Savings Institutions	397,254	20.6%	9	453,478	21.5%	9	3.4%
FedFirst Financial	15,629	0.8%	2	30,400	1.4%	2	18.1%

Washington County	$3,180,037	100.0%	74	$3,911,333	100.0%	76	5.3%
Commercial Banks	1,565,718	49.2%	37	1,968,001	50.3%	36	5.9%
Savings Institutions	1,614,319	50.8%	37	1,943,332	49.7%	40	4.7%
FedFirst Financial	37,556	1.2%	2	72,320	1.8%	4	17.8%

Westmoreland County	$5,505,374	100.0%	139	$6,492,915	100.0%	138	4.2%
Commercial Banks	4,032,614	73.2%	104	4,906,390	75.6%	103	5.0%
Savings Institutions	1,472,760	26.8%	35	1,586,525	24.4%	35	1.9%
FedFirst Financial	90,390	1.6%	3	84,871	1.3%	3	-1.6%

Source: FDIC.

RP® Financial, LC.	MARKET AREA
II.14

resources than maintained by FedFirst Financial. Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, FedFirst Financial has sought to emphasize its community orientation in the markets served by its branches. Table 2.5 lists the Company’s largest competitors in the three counties currently served by its branches, based on deposit market share as noted parenthetically. The Company’s deposit market share and market rank have also been provided in Table 2.5.

Table 2.5

FedFirst Financial Corporation

Market Area Deposit Competitors

Location	Name
Fayette County	PNC Financial (51.4%)
Centra Financial (14.6%)
First FS&LA of Greene Co. (10.6%)
FedFirst Financial (1.4%) - Rank of 8

Washington County	PNC Financial (38.0%)
Washington FSB (15.8%)
UK Financial Investments (13.4%)
FedFirst Financial (1.8%) - Rank of 10

Westmoreland County	PNC Financial (34.6%)
First Commonwealth Fin. (15.8%)
UK Financial Investments (12.2%)
FedFirst Financial (1.3%) - Rank of 11

Source: FDIC

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of FedFirst Financial’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of FedFirst Financial is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to FedFirst Financial, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

are approximately 149 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since FedFirst Financial will be a full public company upon completion of the second-step offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of FedFirst Financial Bancorp. In the selection process, we applied three “screens” to the universe of all public companies that were eligible for consideration:

•	Screen #1 Mid-Atlantic institutions with assets between $250 million and $750 million, tangible equity-to-assets ratios of greater than 6.5% and positive core earnings. Four companies met the criteria for Screen #1 and three were included in the Peer Group: Elmira Savings Bank of New York, Rome Bancorp, Inc. of New York and WVS Financial Corp. of Pennsylvania. TF Financial Corp. of Pennsylvania was excluded from the Peer Group due to its Philadelphia market area and relatively large asset size. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

•	Screen #2 Midwest institutions with assets between $250 million and $750 million, tangible equity-to-assets ratios of greater than 6.5% and positive core earnings. Six companies met the criteria for Screen #2 and all six were included in the Peer Group: Citizens Community Bancorp, Inc. of Wisconsin, First Capital, Inc. of Indiana, LSB Financial Corp. of Indiana, Liberty Bancorp, Inc. of Missouri, River Valley Bancorp of Indiana and Wayne Savings Bancshares of Ohio. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts.

•	Screen #3 New England institutions with assets between $250 million and $750 million, tangible equity-to-assets ratios of greater than 6.5% and positive core earnings. Newport Bancorp, Inc. of Rhode Island was the only Company that met the criteria for Screen #3 and it was included in the Peer Group. Exhibit III-4 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-5 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

February 26, 2010

Ticker	Financial Institution	Exchange	Primary Market	Operating Strategy(1)	Total Assets(2)		Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
										($)	($Mil)
CZWI	Citizens Community Bancorp Inc. of WI	NASDAQ	Eau Claire, WI	Thrift	$567		12	09-30	11/06	$4.00	$20
ESBK	Elmira Savings Bank, FSB of NY	NASDAQ	Elmira, NY	Thrift	$506	S	11	12-31	03/85	$15.61	$30
NFSB	Newport Bancorp, Inc. of RI	NASDAQ	Newport, RI	Thrift	$459		5	12-31	07/06	$11.95	$46
FCAP	First Capital, Inc. of IN	NASDAQ	Corydon, IN	Thrift	$457	S	12	12-31	01/99	$14.70	$41
LBCP	Liberty Bancorp, Inc. of MO	NASDAQ	Liberty, MO	Thrift	$406		6	09-30	07/06	$7.43	$27
WAYN	Wayne Savings Bancshares of OH	NASDAQ	Wooster, OH	Thrift	$403		11	03-31	01/03	$6.91	$21
WVFC	WVS Financial Corp. of PA	NASDAQ	Pittsburgh, PA	Thrift	$392		6	06-30	11/93	$14.55	$30
RIVR	River Valley Bancorp of IN	NASDAQ	Madison, IN	Thrift	$385	S	8	12-31	12/96	$13.05	$20
LSBI	LSB Financial Corp. of Lafayette IN	NASDAQ	Lafayette, IN	Thrift	$364	S	5	12-31	02/95	$10.01	$16
ROME	Rome Bancorp, Inc. of Rome NY	NASDAQ	Rome, NY	Thrift	$330		5	12-31	03/05	$8.55	$59

NOTES:	(1)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
(2)	Most recent quarter end available (E=Estimated and P=Pro Forma).

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

FedFirst Financial, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of FedFirst Financial’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to FedFirst Financial’s characteristics is detailed below.

•	Citizens Community Bancorp, Inc. of Wisconsin. Selected due to relatively high level of operating expenses and comparable concentration of 1-4 family loans and mortgage-backed securities comprising assets.

•	Elmira Savings Bank of New York. Selected due to comparable size of branch network, relatively high earnings contribution from non-interest operating income, similar level of operating expenses relative to average assets, lending diversification emphasis on commercial real estate loans and favorable credit quality measures.

•	First Capital, Inc. of Indiana. Selected due to similar interest-earning asset composition, similar level of operating expenses relative to average assets and lending diversification emphasis on commercial real estate loans.

•	LSB Financial Corp. of Indiana. Selected due to comparable asset size, comparable net interest margin, similar earnings contribution from non-interest operating income and lending diversification emphasis on commercial real estate loans.

•	Liberty Bancorp, Inc. of Missouri. Selected due to comparable asset size, similar earnings contribution from non-interest operating income, similar level of operating expenses relative to average assets and lending diversification emphasis on commercial real estate loans.

•	Newport Bancorp, Inc. of Rhode Island. Selected due to similar interest-bearing funding composition, comparable return on average assets, similar level of operating expenses, comparable concentration of 1-4 family loans and mortgage-backed securities comprising assets, lending diversification emphasis on commercial real estate loans and favorable credit quality measures.

•	River Valley Bancorp of Indiana. Selected due to comparable asset size, comparable size of branch network, similar interest-earning composition, similar earnings contribution from non-interest operating income and lending diversification emphasis on commercial real estate loans.

•	Rome Bancorp, Inc. of New York. Selected due to comparable asset size, relatively high equity-to-assets ratio, similar level of operating expenses relative

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

to average assets, comparable concentration of 1-4 family loans and mortgage-backed securities comprising assets, lending diversification emphasis on commercial real estate loans and favorable credit quality measures.

•	WVS Financial Corp. of Pennsylvania. Selected due to comparable asset size and favorable credit quality measures.

•	Wayne Savings Bancshares of Ohio. Selected due to comparable size of branch network, comparable asset size, comparable concentration of 1-4 family loans and mortgage-backed securities comprising assets and lending diversification emphasis on commercial real estate loans.

In aggregate, the Peer Group companies maintained a slightly lower level of tangible equity than the industry average (9.8% of assets versus 10.7% for all public companies), generated higher core earnings as a percent of average assets (0.41% core ROAA versus a net loss of 0.24% for all public companies), and earned a higher core ROE (3.85% core ROE versus negative 1.26% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were similar to and below the respective averages for all publicly-traded thrifts.

	All Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$3,033	$427
Market capitalization ($Mil)	$354	$31
Tangible equity/assets (%)	10.70%	9.80%
Core return on average assets (%)	(0.24)	0.41
Core return on average equity (%)	(1.26)	3.85

Pricing Ratios (Averages)(1)
Core price/earnings (x)	18.55x	17.16x
Price/tangible book (%)	79.28%	80.22%
Price/assets (%)	8.16	7.49

(1)	Based on market prices as of February 26, 2010.

Ideally, the Peer Group companies would be comparable to FedFirst Financial in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to FedFirst Financial, as will be highlighted in the following comparative analysis.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Financial Condition

Table 3.2 shows comparative balance sheet measures for FedFirst Financial and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of December 31, 2009, unless indicated otherwise for the Peer Group companies. FedFirst Financial’s equity-to-assets ratio of 12.0% was above the Peer Group’s average net worth ratio of 10.4%. Accordingly, with the infusion of the net conversion proceeds, the disparity between the Company’s and the Peer Group’s equity-to-assets ratios will widen further. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 11.6% and 9.8%, respectively. The increase in FedFirst Financial’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both FedFirst Financial’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Company’s ratios currently exceeding the Peer Group’s ratios. On a pro forma basis, the Company’s regulatory surpluses will become more significant.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both FedFirst Financial and the Peer Group. The Company’s loans-to-assets ratio of 68.0% approximated the comparable Peer Group ratio of 68.6%. Likewise, the Company’s cash and investments-to-assets ratio of 26.6% was similar to the comparable Peer Group ratio of 25.9%. Overall, FedFirst Financial’s interest-earning assets amounted to 94.6% of assets, which nearly matched the comparable Peer Group ratio of 94.5%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.6% of assets and goodwill/intangibles equal to 0.6% of assets, while the Company maintained BOLI equal to 2.2% of assets and goodwill/intangibles equal to 0.4% of assets.

FedFirst Financial’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Company’s

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of December 31, 2009

	Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
	Cash & Equivalents	MBS & Invest	BOLI	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth	Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. &Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.
FedFirst Financial Corporation
December 31, 2009	2.1%	24.5%	2.2%	68.0%	54.8%	31.9%	0.0%	12.0%	0.4%	11.6%	1.01%	-6.21%	4.43%	12.02%	-15.03%	7.66%	6.83%	10.12%	10.12%	19.45%

All Public Companies
Averages	4.7%	20.4%	1.4%	68.7%	70.9%	15.9%	0.5%	11.5%	0.9%	10.7%	5.72%	14.83%	2.83%	12.99%	-15.55%	3.32%	3.74%	10.06%	9.95%	16.41%
Medians	3.7%	18.1%	1.4%	70.1%	71.8%	14.2%	0.0%	10.3%	0.0%	9.4%	3.34%	10.37%	1.08%	10.15%	-15.19%	0.91%	0.89%	9.22%	9.15%	13.87%

State of PA
Averages	5.3%	32.1%	1.6%	57.4%	66.1%	21.5%	0.4%	11.0%	0.7%	10.3%	4.66%	16.32%	0.85%	13.53%	-18.22%	0.51%	1.99%	9.64%	8.96%	15.82%
Medians	3.5%	29.7%	1.5%	60.5%	71.6%	13.2%	0.0%	10.3%	0.0%	10.3%	2.31%	10.13%	1.33%	10.60%	-15.46%	0.01%	0.01%	8.84%	8.27%	13.10%

Comparable Group
Averages	4.6%	21.3%	1.6%	68.6%	67.4%	20.9%	0.2%	10.4%	0.6%	9.8%	2.88%	13.28%	1.86%	8.92%	-13.00%	2.12%	-1.43%	8.93%	8.93%	12.95%
Medians	4.0%	16.1%	1.7%	73.1%	71.1%	16.7%	0.0%	10.0%	0.3%	8.8%	3.66%	11.13%	-0.91%	6.90%	-13.72%	0.28%	0.04%	9.03%	9.03%	13.10%

Comparable Group
CZWI Citizens Community Bancorp Inc. of WI	6.0%	10.0%	0.0%	78.6%	71.6%	17.9%	0.0%	9.7%	1.2%	8.6%	16.22%	7.67%	16.44%	28.58%	-1.05%	-15.40%	-16.68%	9.70%	9.70%	10.80%
ESBK Elmira Savings Bank, FSB of NY (1)	7.2%	24.7%	1.5%	62.0%	71.2%	17.2%	0.0%	10.7%	2.6%	8.1%	9.37%	48.11%	-2.40%	5.53%	14.53%	34.50%	NM	NA	NA	NA
FCAP First Capital, Inc. of IN (1)	3.7%	20.2%	1.2%	70.1%	80.7%	8.5%	0.0%	10.2%	1.2%	9.0%	2.52%	18.61%	-1.94%	10.15%	-37.04%	0.73%	1.01%	8.66%	8.66%	13.99%
LSBI LSB Financial Corp. of Lafayette IN (1)	2.1%	4.7%	1.8%	88.0%	73.8%	15.9%	0.0%	9.4%	0.0%	9.4%	-1.01%	-2.36%	-0.91%	5.60%	-24.44%	0.52%	0.52%	9.40%	9.40%	12.80%
LBCP Liberty Bancorp, Inc. of MO	9.3%	9.0%	2.2%	74.3%	71.0%	16.2%	0.0%	10.9%	0.5%	10.4%	4.80%	14.59%	4.71%	8.20%	-13.61%	1.99%	2.56%	9.80%	9.80%	13.10%
NFSB Newport Bancorp, Inc. of RI	4.2%	12.4%	2.3%	76.6%	57.1%	30.8%	0.0%	11.2%	0.0%	11.2%	6.14%	3.35%	5.55%	14.33%	-2.73%	-5.38%	-5.38%	NA	NA	NA
RIVR River Valley Bancorp of IN (1)	3.2%	19.8%	2.1%	71.9%	69.5%	20.8%	1.9%	6.6%	0.0%	6.6%	5.59%	34.72%	-0.91%	14.01%	-13.83%	-0.14%	-0.15%	NA	NA	NA
ROME Rome Bancorp, Inc. of Rome NY	2.3%	4.4%	2.9%	86.6%	65.7%	14.5%	0.0%	18.3%	0.0%	18.3%	-2.36%	22.48%	-4.30%	5.20%	-27.83%	0.03%	0.03%	NA	NA	NA
WVFC WVS Financial Corp. of PA	4.4%	78.9%	0.0%	15.3%	36.9%	54.3%	0.0%	7.8%	0.0%	7.8%	-11.96%	-14.92%	4.10%	-1.85%	-19.01%	-3.05%	-3.05%	8.04%	8.04%	13.10%
WAYN Wayne Savings Bancshares of OH	3.4%	29.2%	1.7%	62.1%	76.6%	13.2%	0.0%	9.1%	0.5%	8.6%	-0.52%	0.53%	-1.78%	-0.57%	-5.02%	7.43%	8.26%	8.00%	8.00%	13.90%

(1)	Financial information is for the quarter ending September 30, 2009.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

deposits equaled 54.8% of assets, which was below the Peer Group’s ratio of 67.4%. Comparatively, the Company maintained a higher level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 31.9% and 21.1% for FedFirst Financial and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 86.7% and 88.5%, respectively, with the Company’s lower ratio supported by maintenance of a higher capital position.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company’s IEA/IBL ratio is slightly higher than the Peer Group’s ratio, based on IEA/IBL ratios of 109.1% and 106.8%, respectively. The additional capital realized from stock proceeds should serve to provide FedFirst Financial with an IEA/IBL ratio that further exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. FedFirst Financial’s and the Peer Group’s growth rates are based on annual growth for the twelve months ended December 31, 2009, or the most recent twelve month period available for the Peer Group companies. FedFirst Financial recorded asset growth of 1.0%, which was slightly less than the Peer Group’s asset growth rate of 2.9%. Asset growth for FedFirst Financial was sustained through a 4.4% increase in loans, which was in part funded with a 6.2% reduction in cash and investments. Asset growth for the Peer Group was sustained by a 1.9% increase in loans and a 13.3% increase in cash and investments.

Asset growth for FedFirst Financial was funded with a 12.0% increase in deposits, which funded a 15.0% reduction in borrowings as well. Similarly, deposit growth of 8.9% funded the Peer Group’s asset growth, as well as a 13.0% decrease in borrowings. The Company’s capital increased by 7.7% during the twelve month period, which exceeded the Peer Group’s capital growth rate of 2.1%. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a relatively high pro forma capital position.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended December 31, 2009, unless otherwise indicated for the Peer Group companies. FedFirst Financial reported net income equal to 0.16% of average assets, versus net income equal to 0.37% of average assets for the Peer Group. A higher level of net interest income and lower level of operating expenses represented earnings advantages for the Peer Group, while lower loan loss provisions, higher non-interest operating income and higher net gains represented earnings advantages for the Company.

The Peer Group’s stronger net interest margin was realized through maintenance of a lower interest expense ratio, which was partially offset by the Company’s slightly higher interest income ratio. The Company’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (5.55% versus 5.38% for the Peer Group). Likewise, the Peer Group’s lower interest expense ratio was supported by maintaining a lower cost of funds (2.34% versus 2.99% for the Company). The Peer Group’s higher net interest income ratio generated through a higher yield-cost spread was partially offset by the Company’s higher IEA/IBL ratio. Overall, FedFirst Financial and the Peer Group reported net interest income to average assets ratios of 2.69% and 3.00%, respectively.

In another key area of core earnings strength, the Company maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 3.03% and 2.66%, respectively. The Company’s higher operating expense ratio reflects the Company’s more diversified operations with respect to generating sources of non-interest operating income, most of which is generated through the Company’s insurance activities. Accordingly, consistent with the higher staffing needs of the Company’s operations, assets per full time equivalent employee equaled $3.9 million for FedFirst Financial versus a measure of $5.0 million for the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2009

		Net Interest Income					Other Income				G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
	Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income	G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
FedFirst Financial Corporation
December 31, 2009	0.16%	5.19%	2.49%	2.69%	0.31%	2.38%	0.00%	0.00%	0.89%	0.89%	3.03%	0.00%	0.03%	0.00%	5.55%	2.99%	2.56%	$3,882	39.13%

All Public Companies
Averages	-0.09%	4.98%	2.07%	2.91%	0.85%	2.06%	0.02%	-0.06%	0.80%	0.76%	2.71%	0.11%	-0.06%	0.03%	5.29%	2.39%	2.90%	$6,125	31.55%
Medians	0.28%	5.00%	2.02%	2.94%	0.45%	2.37%	0.00%	0.00%	0.60%	0.58%	2.72%	0.00%	0.00%	0.00%	5.28%	2.39%	2.93%	$4,803	32.10%

State of PA
Averages	0.18%	4.70%	2.24%	2.47%	0.43%	2.03%	0.02%	-0.03%	0.42%	0.41%	2.01%	0.02%	-0.18%	0.00%	4.89%	2.55%	2.34%	$6,596	31.38%
Medians	0.32%	4.78%	2.18%	2.59%	0.39%	2.09%	0.00%	0.00%	0.32%	0.35%	2.00%	0.00%	-0.04%	0.00%	5.07%	2.51%	2.27%	$6,469	28.62%

Comparable Group
Averages	0.37%	5.07%	2.08%	3.00%	0.38%	2.62%	0.01%	-0.05%	0.67%	0.63%	2.64%	0.02%	-0.09%	0.00%	5.38%	2.34%	3.04%	$4,968	28.98%
Medians	0.38%	5.18%	2.08%	3.22%	0.40%	2.84%	0.00%	0.00%	0.71%	0.62%	2.86%	0.01%	0.03%	0.00%	5.52%	2.33%	3.26%	$4,132	28.25%

Comparable Group
CZWI Citizens Community Bancorp Inc. of WI	-0.61%	5.91%	2.62%	3.29%	0.35%	2.94%	0.07%	0.00%	0.37%	0.44%	2.79%	0.06%	-1.50%	0.00%	6.20%	2.97%	3.24%	$2,891	41.80%
ESBK Elmira Savings Bank, FSB of NY (1)	0.91%	5.21%	2.02%	3.19%	0.22%	2.96%	0.00%	0.00%	1.07%	1.07%	2.89%	0.05%	-0.09%	0.00%	5.56%	2.29%	3.27%	NM	41.57%
FCAP First Capital, Inc. of IN (1)	0.31%	5.19%	1.92%	3.27%	0.79%	2.47%	0.00%	0.00%	0.70%	0.70%	2.89%	0.02%	0.05%	0.00%	5.52%	2.16%	3.36%	NM	NM
LSBI LSB Financial Corp. of Lafayette IN (1)	0.25%	5.40%	2.72%	2.68%	0.56%	2.12%	0.00%	-0.08%	0.90%	0.82%	2.83%	0.00%	0.28%	0.00%	5.69%	3.02%	2.67%	$4,132	23.11%
LBCP Liberty Bancorp, Inc. of MO	0.56%	5.20%	1.57%	3.63%	0.48%	3.14%	0.03%	-0.38%	0.85%	0.50%	2.96%	0.05%	0.21%	0.00%	5.66%	1.79%	3.87%	$4,146	28.00%
NFSB Newport Bancorp, Inc. of RI	0.16%	5.15%	2.14%	3.01%	0.13%	2.88%	0.00%	0.00%	0.54%	0.54%	2.97%	0.00%	-0.06%	0.00%	5.50%	2.44%	3.06%	NM	47.59%
RIVR River Valley Bancorp of IN (1)	0.42%	5.12%	2.54%	2.58%	0.79%	1.78%	0.00%	0.00%	0.82%	0.82%	2.36%	0.00%	0.23%	0.00%	5.40%	2.75%	2.65%	NM	0.90%
ROME Rome Bancorp, Inc. of Rome NY	0.92%	5.17%	1.27%	3.90%	0.09%	3.81%	0.00%	0.00%	0.73%	0.73%	3.15%	0.00%	0.03%	0.00%	5.52%	1.58%	3.94%	NM	31.52%
WVFC WVS Financial Corp. of PA	0.34%	3.34%	2.17%	1.17%	-0.08%	1.25%	0.00%	0.00%	0.17%	0.17%	0.86%	0.00%	-0.04%	0.00%	3.38%	2.37%	1.00%	$10,040	28.25%
WAYN Wayne Savings Bancshares of OH	0.49%	5.06%	1.80%	3.26%	0.46%	2.81%	0.00%	-0.06%	0.59%	0.53%	2.69%	0.02%	0.03%	0.00%	5.32%	1.99%	3.33%	$3,633	18.05%

(1)	Financial information is for the quarter ending September 30, 2009.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Peer Group’s earnings were more favorable than the Company’s. Expense coverage ratios posted by FedFirst Financial and the Peer Group equaled 0.89x and 1.13x, respectively.

Sources of non-interest operating income provided a larger contribution to the Company’s earnings, with such income amounting to 0.89% and 0.63% of FedFirst Financial’s and the Peer Group’s average assets, respectively. As noted above, the Company’s comparatively higher level of non-interest operating is supported by revenues generated through its insurance activities. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, FedFirst Financial’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 84.6% was less favorable than the Peer Group’s efficiency ratio of 72.7%.

Loan loss provisions had a slightly larger impact on the Peer Group’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.31% and 0.38% of average assets, respectively. The lower level of loan provisions established by the Company was supported by its more favorable credit quality measures.

Net gains and losses realized from the sale of assets and other non-operating items equaled a net gain of 0.03% of average assets for the Company and a net loss equal to 0.09% of average assets for the Peer Group. The net gain recorded by the Company was the result of gains on the sale of investment securities and real estate owned. Accordingly, the non-operating net gain recorded by the Company is not considered to be part of its core earnings. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

consideration as a core earnings factor. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

Taxes had a more significant impact on the Company’s earnings, as FedFirst Financial and the Peer Group posted effective tax rates of 39.13% and 28.98%, respectively. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 40.0%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Company’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (55.2% of assets versus 45.1% for the Peer Group). The Company’s higher ratio was attributable to its higher concentration of 1-4 family permanent mortgage loans, as the Company’s ratio of mortgage-backed securities approximated the Peer Group’s ratio. Given the Company’s philosophy of retaining all loan originations for investment, loans serviced for others necessarily represented a more significant off-balance sheet item for the Peer Group. The Peer Group’s average balance of loans serviced for others equaled $42.2 million or 9.9% of assets. The Peer Group’s balance of loans serviced for others translated into a modest balance of servicing intangibles.

Diversification into higher risk and higher yielding types of lending was less significant for the Company compared to the Peer Group’ s lending diversification. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Company (11.7% of assets), followed by consumer loans (8.3% of assets). Likewise, the Peer Group’s lending diversification also consisted primarily of commercial real estate/multi-family loans (19.7% of assets), followed by consumer loans (5.9% of assets). Construction/land loans and commercial business

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of December 31, 2009

	Portfolio Composition as a Percent of Assets
Institution	MBS	1-4 Family	Constr. & Land	5+Unit Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
FedFirst Financial Corporation	10.45%	44.74%	1.59%	11.72%	2.92%	8.30%	55.38%	$0	$0

All Public Companies
Averages	12.48%	35.14%	5.33%	22.06%	4.64%	2.47%	65.98%	$644,274	$6,356
Medians	10.12%	35.37%	4.06%	20.03%	3.52%	0.66%	66.52%	$48,190	$152

State of PA
Averages	18.42%	37.15%	4.00%	12.85%	2.08%	1.76%	57.78%	$127,566	$742
Medians	16.98%	38.70%	4.10%	12.71%	1.85%	0.41%	56.56%	$22,295	$31

Comparable Group
Averages	10.92%	34.16%	4.36%	19.70%	4.71%	5.86%	70.71%	$42,159	$307
Medians	8.07%	35.03%	3.75%	17.23%	4.96%	0.84%	69.14%	$18,340	$63

Comparable Group
CZWI Citizens Community Bancorp Inc. of WI	8.97%	43.80%	0.00%	0.03%	0.00%	34.91%	91.00%	$0	$0
ESBK Elmira Savings Bank, FSB of NY (1)	13.91%	32.89%	0.37%	12.12%	7.59%	7.84%	58.72%	$128,130	$1,018
FCAP First Capital, Inc. of IN (1)	5.67%	38.78%	4.70%	14.65%	5.35%	5.34%	63.74%	$310	$1
LSBI LSB Financial Corp. of Lafayette IN (1)	0.91%	35.37%	7.10%	41.91%	4.57%	0.42%	78.92%	$128,030	$1,154
LBCP Liberty Bancorp, Inc. of MO	1.84%	16.94%	14.28%	37.40%	5.94%	0.51%	80.14%	$18,580	$0
NFSB Newport Bancorp, Inc. of RI	9.78%	47.04%	2.81%	27.05%	0.41%	0.05%	65.64%	$5,450	$0
RIVR River Valley Bancorp of IN (1)	7.18%	33.17%	7.68%	26.11%	4.33%	1.06%	72.64%	$92,020	$505
ROME Rome Bancorp, Inc. of Rome NY	0.00%	52.91%	1.33%	15.93%	9.45%	7.59%	74.08%	$18,100	$125
WVFC WVS Financial Corp. of PA	38.88%	6.01%	4.95%	3.29%	1.00%	0.28%	61.24%	$0	$0
WAYN Wayne Savings Bancshares of OH	22.09%	34.70%	0.36%	18.53%	8.46%	0.61%	60.95%	$30,970	$267

(1)	Financial information is for the quarter ending September 30, 2009.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

loans equaled 4.4% and 4.7% of the Peer Group’s assets, respectively, which exceeded the Company’s ratios of 1.6% for construction/land loans and 2.9% for commercial business loans. Overall, the composition of the Company’s assets provided for a lower risk weighted assets-to-assets ratio compared to the Peer Group’s ratio (55.38% versus 70.71% for the Peer Group).

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, FedFirst Financial’s interest rate risk characteristics were considered to be more favorable relative to the comparable measures for the Peer Group. Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were above the Peer Group ratios, while the Company and the Peer Group maintained comparable levels of non-interest earning assets. On a pro forma basis, the infusion of stock proceeds should serve to provide the Company with more significant comparative advantages over the Peer Group’s balance sheet interest rate risk characteristics, with respect to the increases that will be realized in Company’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for FedFirst Financial and the Peer Group. In general, the relative fluctuations in the Company’s and the Peer Group’s net interest income to average assets ratios were considered to be fairly comparable and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.5, FedFirst Financial and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding FedFirst Financial’s assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of December 31, 2009 or Most Recent Date Available

	Balance Sheet Measures			Quarterly Change in Net Interest Income
Institution	Equity/ Assets	IEA/ IBL	Non-Earn. Assets/ Assets	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008
	(%)	(%)	(%)	(change in net interest income is annualized in basis points)
FedFirst Financial Corporation	11.6%	109.1%	5.4%	6	17	6	-5	5	13

All Public Companies	10.6%	106.9%	6.1%	6	7	0	-4	-3	10
State of PA	10.3%	107.9%	5.2%	1	1	-9	-13	3	12

Comparable Group
Averages	9.8%	106.8%	5.5%	4	8	-1	-7	2	4
Medians	8.8%	105.9%	5.7%	10	10	2	-6	1	9

Comparable Group
CZWI Citizens Community Bancorp Inc. of WI	8.6%	105.6%	5.4%	18	6	23	6	-4	19
ESBK Elmira Savings Bank, FSB of NY (1)	8.1%	106.2%	6.1%	NA	20	-62	34	7	22
FCAP First Capital, Inc. of IN (1)	9.0%	105.4%	6.0%	NA	8	-6	-5	-17	14
LSBI LSB Financial Corp. of Lafayette IN (1)	9.4%	105.7%	5.1%	NA	15	15	-12	-7	-24
LBCP Liberty Bancorp, Inc. of MO	10.4%	106.3%	7.3%	-25	25	33	13	-2	-19
NFSB Newport Bancorp, Inc. of RI	11.2%	106.0%	6.8%	14	9	5	-11	4	-12
RIVR River Valley Bancorp of IN (1)	6.6%	102.9%	5.1%	NA	10	-14	-7	-6	12
ROME Rome Bancorp, Inc. of Rome NY	18.3%	116.4%	6.7%	9	-1	-2	-9	3	4
WVFC WVS Financial Corp. of PA	7.8%	108.2%	1.3%	-3	-26	-16	-77	42	6
WAYN Wayne Savings Bancshares of OH	8.6%	105.5%	5.2%	11	10	11	-1	5	22

(1)	Financial information is for the quarter ending September 30, 2009.

NA=Change is greater than 100 basis points during the quarter.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

Credit Risk

Overall, based on a comparison of credit quality measures, the Company’s credit risk exposure was considered to be less significant than Peer Group’s. As shown in Table 3.6, the Company’s non-performing assets/assets and non-performing loans/loans ratios equaled 0.47% and 0.51%, respectively, versus comparable measures of 1.51% and 1.98% for the Peer Group. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 203.92% and 56.16%, respectively. Loss reserves maintained as percent of net loans receivable equaled 1.04% for both the Company and the Peer Group. Net loan charge-offs were lower for the Company, as net loan charge-offs for the Company equaled 0.16% of loans versus 0.61% of loans for the Peer Group.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.17

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of December 31 , 2009 or Most Recent Date Available

Institution	REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
FedFirst Financial Corporation	0.12%	0.47%	0.51%	1.04%	203.92%	152.06%	$387	0.16%

All Public Companies
Averages	0.45%	3.24%	3.40%	1.49%	69.04%	50.16%	$1,395	0.65%
Medians	0.19%	2.56%	2.86%	1.28%	50.84%	37.66%	$415	0.17%

State of PA
Averages	0.39%	2.54%	3.28%	1.21%	40.15%	33.01%	$662	0.35%
Medians	0.22%	2.51%	3.41%	1.17%	37.87%	32.29%	$107	0.05%

Comparable Group
Averages	0.12%	1.51%	1.98%	1.04%	56.16%	49.22%	$485	0.61%
Medians	-0.01%	1.26%	1.82%	1.04%	49.83%	43.57%	$160	0.15%

Comparable Group
CZWI (1) Citizens Comm Bncrp Inc of WI	0.00%	1.12%	1.31%	0.51%	33.25%	29.96%	$398	0.36%
ESBK Elmira Svngs Bank, FSB of NY (1)	0.00%	0.68%	0.93%	1.02%	109.63%	89.21%	$94	0.11%
FCAP First Capital, Inc. of IN(1)	0.19%	2.28%	2.64%	1.55%	58.88%	47.56%	$166	0.21%
LSBI LSB Fin. Corp. of Lafayette	0.31%	3.60%	3.70%	1.14%	30.70%	28.08%	$1,272	1.57%
LBCP Liberty Bancorp, Inc. of MO	0.50%	1.83%	1.72%	1.31%	76.05%	53.95%	$192	-0.04%
NFSB Newport Bancorp, Inc. of RI (1)	0.00%	0.00%	0.00%	0.98%	0.00%	0.00%	$1	0.00%
RIVR River Valley Bancorp, Inc. of IN (1)	0.00%	3.13%	4.16%	0.92%	40.79%	39.59%	$2,521	3.60%
ROME Rome Bancorp, Inc. of Rome NY	0.00%	0.58%	0.67%	0.74%	111.33%	111.33%	$49	0.07%
WVFC WVS Fiancial Corp. of PA	0.00%	0.42%	2.72%	1.07%	39.30%	39.30%	$0	0.00%
WAYN Wayne Savings Bancshares of OH	0.20%	1.41%	1.94%	1.19%	61.70%	53.18%	$155	0.24%

(1)	Financial information is for the quarter ending September 30, 2009.

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in FedFirst Financial’s operations and financial condition; (2) monitor FedFirst Financial’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and FedFirst Financial’s stock specifically; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including FedFirst Financial’s value, or FedFirst Financial’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition,

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1. Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed fairly similar concentrations of loans and cash and investments. Lending diversification into higher risk and higher yielding types of loans was more significant for the Peer Group, which resulted in a higher risk weighted assets-to-assets ratio for the Peer Group. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a slightly higher yield earned on interest-earning assets. FedFirst Financial’s funding composition reflected a lower level of deposits and a higher level of borrowings than the comparable Peer Group ratios, which translated into a higher cost of funds for the Company. Overall, as a percent of assets, the Company maintained a similar level of interest-earning assets and a slightly lower level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a slightly higher IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should further exceed the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a slightly positive factor in our adjustment for financial condition.

•

Credit Quality. The Company’s ratios for non-performing assets and non-performing loans were more favorable than the comparable Peer Group ratios. Loss reserves as a percent of non-performing loans were higher for the Company, while the Company and the Peer Group maintained comparable loss reserves as a percent of loans. Net loan charge-offs were a larger factor for the Peer Group. As noted above, the Company’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a moderately positive factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

•

Balance Sheet Liquidity. The Company operated with a similar level of cash and investment securities relative to the Peer Group (26.6% of assets versus 25.9% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Company’s future borrowing capacity was considered to be slightly less than the Peer Group’s, given the higher level of borrowings currently funding the Company’s assets. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

•

Funding Liabilities. The Company’s interest-bearing funding composition reflected a lower concentration of deposits and a higher concentration of borrowings relative to the comparable Peer Group ratios, which translated into a higher cost of funds for the Company. Total interest-bearing liabilities as a percent of assets were slightly lower for the Company compared to the Peer Group’s ratio, which was attributable to FedFirst Financial’s higher capital position. Following the stock offering, the increase in the Company’s capital position will further reduce the level of interest-bearing liabilities funding the Company’s assets. Overall, RP Financial concluded that funding liabilities were a slightly negative factor in our adjustment for financial condition.

•

Capital. The Company currently operates with a higher equity-to-assets ratio than the Peer Group. Accordingly, following the stock offering, FedFirst Financial’s pro forma capital position will be well above the Peer Group’s equity-to-assets ratio. The Company’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Company’s more significant capital surplus will make it difficult to achieve a competitive ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, FedFirst Financial’s balance sheet strength was considered to be more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for the Company’s financial condition.

2. Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

will pay for earnings. The major factors considered in the valuation are described below.

•

Reported Earnings. The Company reported net income equal to 0.16% of average assets, versus net income equal to 0.37% of average assets for the Peer Group. The Company’s lower return was attributable to a lower net interest margin, a higher level of operating expenses and a higher effective tax rate, which were partially offset by the Company’s lower level of loan loss provisions, higher level of non-interest operating income and higher net gains. Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by implementation of additional stock benefit plans in connection with the second-step offering. On balance, RP Financial concluded that the Company’s reported earnings were a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. The Company operated with a lower net interest margin, a high operating expense ratio and a higher level of non-interest operating income. The Company’s lower and higher ratios for net interest income and operating expenses, respectively, translated into a lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 0.89x versus 1.13X for the Peer Group). Similarly, the Company’s efficiency ratio of 84.6% was less favorable than the Peer Group’s efficiency ratio of 72.7%. Loan loss provisions had a slightly larger impact on the Peer Group’s earnings. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans, indicate that the Company’s pro forma core earnings will be less favorable than the Peer Group’s. Therefore, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a comparable degree of volatility was associated with their respective net interest margins. Other measures of interest rate risk, such as capital and IEA/IBL ratios were slightly more favorable for the Company. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that will be further above the Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

•

Credit Risk. Loan loss provisions were a slightly larger factor in the Peer Group’s earnings (0.38% of average assets versus 0.31% of average assets for the Company). In terms of future exposure to credit quality related losses, the Company and the Peer Group maintained similar concentrations of assets in loans, while lending diversification into higher risk types of loans was more significant for the Peer Group. Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans were more favorable for the Company, while the Company and the Peer Group maintained similar levels of loss reserves as a percent of loans . Overall, RP Financial concluded that credit risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company maintained a less favorable interest rate spread than the Peer Group, which would tend to support a stronger net interest margin going forward for the Peer Group. Second, the infusion of stock proceeds will provide the Company with more significant growth potential through leverage than currently maintained by the Peer Group. Third, the Company’s higher ratio of non-interest operating income and the Peer Group’s lower operating expense ratio were viewed as respective advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. Currently, the Company’s core ROE is less favorable than the Peer Group’s core ROE. Accordingly, as the result of the Company’s lower core earnings and the increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis can be expected to initially remain lower than the Peer Group’s ROE. Accordingly, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, FedFirst Financial’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a slight downward adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

3. Asset Growth

The Peer Group’s asset growth rate was slightly higher than the Company’s growth rate during the period covered in our comparative analysis, based on growth rates of 2.9% and 1.0%, respectively. Asset growth for the Peer Group was sustained by a combination of loans and cash and investments, while the Company’s asset growth was sustained through loan growth and largely offset by a decrease in cash and investments. On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. On balance, no adjustment was applied for asset growth.

4. Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. FedFirst Financial’s primary market area is in the mid-Monongahela Valley area of southwestern Pennsylvania. Many of the communities served by the Company’s branches continue to struggle from the loss of manufacturing jobs caused by the decline of the U.S. steel industry. The lack of economic growth in the mid-Monongahela Valley has provided for unfavorable demographic trends, as indicated by limited population growth and an aging population base. Income measures for Westmoreland County are relatively low as well.

In general the Peer Group companies operate in faster growing markets than served by the Company. The Peer Group companies maintained a stronger competitive position than the Company, as indicated by the higher deposit market share that was maintained by the Peer Group companies on average (17.0% versus 1.3% for the Company). Summary demographic, economic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-5. As shown in Table 4.1, December 2009 unemployment rates for the markets served by the Peer Group companies were, in general, comparable to Westmoreland County’s unemployment rate for December 2009. On balance, we concluded that a moderate downward adjustment was appropriate for the Company’s market area.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

Table 4.1

Market Area Unemployment Rates

FedFirst Financial and the Peer Group Companies(1)

	County	December 2009 Unemployment
FedFirst Financial – PA	Westmoreland	8.4%

Peer Group Average		8.9%

Citizens Community Bancorp. – WI	Eau Claire	6.1
Elmira Savings Bank – NY	Chemung	8.8
First Capital, Inc. – IN	Harrison	8.7
LSB Financial Corp. – IN	Tippecanoe	8.5
Liberty Bancorp, Inc. – MO	Clay	8.4
Newport Bancorp, Inc. – RI	Newport	11.5
River Valley Bancorp – IN	Jefferson	9.9
Rome Bancorp – NY	Oneida	7.5
WVS Financial Corp. – PA	Allegheny	7.2
Wayne Savings Bancshares – OH	Wayne	9.9

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5. Dividends

At this time the Company does not pay a dividend. After the conversion and offering, the Company’s board of directors intends to adopt a policy of paying regular cash dividends. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Eight out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.35% to 6.44%. The average dividend yield on the stocks of the Peer Group institutions was 3.43% as of February 26, 2010, representing an average payout ratio of 20.52% of core earnings. As of February 26, 2010, approximately 64% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.17%. The dividend

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paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Company currently does not pay a dividend, it will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6. Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $15.6 million to $58.6 million as of February 26, 2010, with average and median market values of $30.8 million and $28.4 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.5 million to 6.9 million, with average and median shares outstanding of 3.3 million and 2.9 million, respectively. The Company’s second-step stock offering is expected to provide for a pro forma market value and shares outstanding that will be in the upper end of the range of market values and shares outstanding indicated for Peer Group companies. Like all of the Peer Group companies, the Company’s stock will continue to be quoted on the NASDAQ following the second-step stock offering. Overall, we anticipate that the Company’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7. Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as FedFirst Financial’s: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects;

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(B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (C) the acquisition market for thrift franchises in Pennsylvania; and (D) the market for the public stock of FedFirst Financial. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A. The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. The broader stock market started the third quarter of 2009 trending lower, with the Dow Jones Industrial Average (“DJIA”) falling to its lowest level in more than two months amid anxiety about second quarter earnings and a June employment report which showed more job losses than expected. Stocks rallied in mid-July on strong second quarter earnings reports, which included better-than-expected earnings posted by some bank bellwethers. The DJIA moved past 9000 going into late-July on more favorable earnings reports and a positive report for new home sales in June. Fueled by a growing belief that the recession was over and favorable unemployment data for July, the DJIA moved to a new high for 2009 in the first week of August. The broader stock market fluctuated in a narrow range through mid-August, reflecting uncertainty over the sustainability of the economic recovery. Better-than-expected economic data for housing and consumer confidence sustained a positive trend in the stock market in late-August, with the DJIA moving to new highs for the year. The broader stock market faltered at the start of September

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2009, as investors worried the summer rally would give way to a correction. Encouraging economic data led a rebound in the stock market moving into mid-September, which was followed by a pullback on disappointing housing data for August. Stocks spiked higher in late-September on news of some large merger deals. Despite closing lower at the end of September, the DJIA had its best third quarter since 1939 with a 15% gain for the quarter.

Stocks started October with a sell-off, as investors reacted negatively to economic data showing a slow down in manufacturing activity from August to September and more job losses than expected for September. Energy and material stocks led a stock market rally heading into mid-October, as stock markets rallied around the world. Good earnings reports from J.P. Morgan Chase and Intel pushed the DJIA above a 10000 close in mid-October. Mixed economic data and concerns of the sustainability of the recovery following the removal of the federal stimulus programs provided for volatile trading at the close of October. Stocks moved higher in early-November, with the DJIA topping 10000 again on renewed optimism about the economy aided by a report that manufacturing activity rose around the world in October. Expectations that interest rates and inflation would remain low, following a weaker than expected employment report for October, sustained the rally heading into mid-November. The DJIA hit new highs for the year in mid-November, as investors focused on upbeat earnings from major retailers, signs of economic growth in Asia and the Federal Reserve’s commitment to low interest rates. Stocks traded unevenly through the second half of November, reflecting investor uncertainty over the strength of the economic recovery and Dubai debt worries. Easing fears about the Dubai debt crisis, along with a favorable employment report for November, served to bolster stocks at the end of November and into early-December. Mixed economic data, including a better-than-expected increase in November retail sales and November wholesale inflation rising more than expected, sustained a narrow trading range for the broader stock market heading into mid-December. Worries about the state of European economies and the dollar’s surge upended stocks in mid-December. Helped by some positive economic data and acquisition deals in mining and health care, the DJIA posted gains

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for six consecutive sessions in late-December. Overall, the DJIA closed up 18.8% for 2009, which was 26.4% below its all time high.

Stocks started 2010 in positive territory on mounting evidence of a global manufacturing rebound, while mixed earnings reports provided for an up and down market in mid-January. The DJIA moved into negative territory for the year heading in into late-January, with financial stocks leading the market lower as the White House proposed new limits on the size and activities of big banks. Technology stocks led the broader market lower at the close of January, as disappointing economic reports dampened growth prospects for 2010. Concerns about the global economy and European default worries pressured stocks lower in early-February, as the DJIA closed below 10000 for the first time in three months. Upbeat corporate earnings and some favorable economic news out of Europe and China held stocks to rebound in mid-February. The positive trend in the broader stock market continued into the second half of February, as investors seized on mild inflation data and more signs that the U.S. economy was recovering. Weak economic data pulled stocks lower at the end of February, although the 2.6% increase in the DJIA for the month of February was its strongest showing since November. On February 26, 2010, the DJIA closed at 10325.26, an increase of 46.2% from one year ago and a decrease of 1.0% year-to-date, and the NASDAQ closed at 2242.83, an increase of 62.4% from one year ago and a decrease of 1.4% year-to-date. The Standard & Poor’s 500 Index closed at 1104.49 on February 26, 2010, an increase of 50.3% from one year ago and a decrease of 1.0% year-to-date.

The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market. Thrift stocks followed the broader market lower at the start of the third quarter of 2009, as a disappointing June employment report and uncertainty over forthcoming second quarter earnings reports weighed on the sector. Better-than-expected second quarter earnings results posted by some of the large banks fueled a mid-July rally in thrift stocks. Thrift socks traded unevenly heading into late-July, as trading for the sector was impacted by a mix of favorable and disappointing second quarter earnings reports. News that sales of new

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single-family houses were up in June boosted thrift stocks in late-July, with the upward trend being sustained into early-August on a more optimistic outlook for financial stocks as the economy showed more signs of pulling out of the recession. Thrift stocks pulled back in mid-August on profit taking and worries that earnings improvement could subside for financial stocks in general. Signs that the housing market was improving boosted thrifts stocks heading into late-August, which was followed by a slight pull back for the sector on concerns of more credit losses for thrifts and banks due to erosion in the commercial real estate market. A sell-off in the broader stock market and concerns of more credit losses for thrifts and banks due to erosion in the commercial real estate market pressured thrift stocks lower at the start of September 2009. Thrift stocks rebounded in mid-September on some positive comments regarding the level of loan loss reserves maintained by thrifts generally being in good shape. Concerns about the effects of a possible tightening by the Federal Reserve provided for a modest decline in thrift stocks heading into the close of the third quarter.

Some disappointing economic data pushed thrift stocks along with the broader market lower at the beginning of October. Thrift stocks rebounded modestly through mid-October, aided by a rally in the broader stock market and a strong earnings report from J.P. Morgan Chase. Concerns of more loan losses and a disappointing report on September new home sales provided for a modest retreat in thrift prices in late-October. After bouncing higher on a better-than-expected report for third quarter GDP growth, financial stocks led the broader market lower at the end of October in the face of a negative report on consumer spending. In contrast to the broader market, thrift stocks edged lower following the Federal Reserve’s early-November statement that it would leave the federal funds rate unchanged. Thrift stocks rebounded along with the broader market going into mid-November, following some positive reports on the economy and comments from the Federal Reserve that interest rates would remain low amid concerns that unemployment and troubles in commercial real estate would weigh on the economic recovery. Fresh economic data that underscored expectations for a slow economic recovery and Dubai debt worries pushed thrift stocks lower during the second half of November. Financial stocks led a broader market rebound at the close of November and into early-December, which was supported by a favorable report

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for home sales in October and expectations that the Dubai debt crisis would have a limited impact on U.S. banks. The favorable employment report for November added to gains in the thrift sector in early-December. Financial stocks edged higher in mid-December on news that Citigroup was repaying TARP funds, which was followed by a pullback following a report that wholesale inflation rose more than expected in November and mid-December unemployment claims were higher than expected. More attractive valuations supported a snap-back rally in thrift stocks heading into late-December, which was followed by a narrow trading range for the thrift sector through year end. Overall, the SNL Index for all publicly-traded thrifts was down 10.2% in 2009, which reflects significant declines in the trading prices of several large publicly-traded thrifts during 2009 pursuant to reporting significant losses due to deterioration in credit quality.

Thrift stocks traded in a narrow range during the first few weeks of 2010, as investors awaited fourth quarter earnings reports that would provide further insight on credit quality trends. An unexpected jump in jobless claims and proposed restrictions by the White House on large banks depressed financial stocks in general heading into late-January. Amid mixed earnings reports, thrift stocks traded in a narrow range for the balance of January. Financial stocks led the broader market lower in early-February and then rebounded along with the broader market in mid-February on some positive economic data including signs that prices were rising in some large metropolitan areas. Mild inflation readings for wholesale and consumer prices in January sustained the upward trend in thrift stocks heading into the second half of February. Comments by the Federal Reserve Chairman that short-term interest rates were likely to remain low for at least several months helped thrift stocks to ease higher in late-February. On February 26, 2010, the SNL Index for all publicly-traded thrifts closed at 600.3, an increase of 18.2% from one year ago and an increase of 2.3% year-to-date.

B. The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from

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the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

The marketing for converting thrift issues turned more positive in the fourth quarter of 2009, as indicated by an increase in conversion activity and the relative success of those offerings. For the most part, the recent conversion offerings experienced healthy subscription takedowns and have traded above their IPO prices in initial trading activity. Consistent with the broader thrift market, conversion pricing reflects continued investor uncertainty over quality credit trends and the prospects that a strengthening economy will translate into improved real estate market conditions for residential and commercial properties.

As shown in Table 4.2, four standard conversions and two second-step conversions were completed during the past three months. The second-step conversion offerings are considered to be more relevant for our analysis, which were both completed in December 2009. In general, second-step conversions tend to be priced (and trade in the aftermarket) at higher P/B ratios than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. Northwest Bancshares’ second-step offering was completed between the midpoint and maximum of the offering range, with

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Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases
Institutional Information			Financial Info.		Asset Quality		Gross Proc.	% Offered	% of Mid.	Exp./ Proc.	Charitable Found.		% Off Incl. Fdn. Benefit Plans			Mgmt.& Dirs.	Initial Dividend Yield
Institution	Conver. Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.					Form	% of Offering	ESOP	Recog. Plans	Stk Option
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)
Standard Conversions
OBA Financial Services, Inc., MD*	1/22/10	OBAF-NASDAQ	$358	10.90%	0.62%	67%	$46.3	100%	132%	3.1%	N.A.	N.A.	8.0%	4.0%	10.0%	3.8%	0.00%
OmniAmerican Bancorp, Inc., TX*	1/21/10	OABC-NASDAQ	$1,006	9.08%	1.47%	158%	$119.0	100%	132%	2.5%	N.A.	N.A.	8.0%	4.0%	10.0%	0.3%	0.00%
Versailles Financial Corp., OH	1/13/10	VERF-OTCBB	$43	17.89%	0.77%	83%	$4.3	100%	132%	14.0%	N.A.	N.A.	8.0%	4.0%	10.0%	23.7%	0.00%
Athens Bancshares, Inc., TN	1/7/10	AFCB-NASDAQ	$246	10.50%	1.04%	151%	$26.8	100%	134%	4.4%	N.A.	N.A.	8.0%	4.0%	10.0%	11.1%	0.00%
Averages - Standard Conversions:			$413	12.09%	0.98%	115%	$49.1	100%	133%	6.0%	N.A.	N.A.	8.0%	4.0%	10.0%	9.7%	0.00%
Medians - Standard Conversions:			$302	10.70%	0.91%	117%	$36.5	100%	132%	3.7%	N.A.	N.A.	8.0%	4.0%	10.0%	7.4%	0.00%

Second Step Conversions
Ocean Shore Holding Co., NJ*	12/21/09	OSHC-NASDAQ	$743	9.08%	0.36%	138%	$33.5	57%	85%	7.5%	N.A.	N.A.	6.8%	3.4%	8.5%	1.3%	2.50%
Northwest Bancshares, Inc.*	12/18/09	NWBI-NASDAQ	$7,134	9.18%	1.95%	54%	$688.8	62%	108%	3.8%	C/S	2.0%	4.0%	4.0%	10.2%	0.1%	3.91%
Averages - Second Step Conversions:			$3,938	9.13%	1.16%	96%	$361.1	60%	97%	5.6%	N.A.	N.A.	5.4%	3.7%	9.3%	0.7%	3.21%
Medians - Second Step Conversions:			$3,938	9.13%	1.16%	96%	$361.1	60%	97%	5.6%	N.A.	N.A.	5.4%	3.7%	9.3%	0.7%	3.21%

Mutual Holding Company Conversions

Averages - Mutual Holding Company Conversions:
Medians - Mutual Holding Company Conversions:

Averages - All Conversions:			$1,588	11.11%	1.04%	109%	$153.1	87%	121%	5.9%	NA	NA	7.1%	3.9%	9.8%	6.7%	1.07%
Medians - All Conversions:			$550	9.84%	0.91%	110%	$39.9	100%	132%	4.1%	NA	NA	8.0%	4.0%	10.0%	2.5%	0.00%

			Pro Forma Data							Post-IPO Pricing Trends
Institutional Information			Pricing Ratios(3)			Financial Charac.				Closing Price:
Institution	Conver. Date	Ticker	P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE	IPO Price	First Trading Day	% Change	After First Week(4)	% Change	After First Month(5)	% Change	Thru 2/26/10	% Change
			(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
OBA Financial Services, Inc., MD*	1/22/10	OBAF-NASDAQ	59.1%	NM	11.7%	-0.1%	19.7%	-0.5%	$10.00	$10.39	3.9%	$10.11	1.1%	$10.31	3.1%	$10.51	5.1%
OmniAmerican Bancorp, Inc., TX*	1/21/10	OABC-NASDAQ	61.7%	NM	10.7%	-0.3%	17.4%	-1.7%	$10.00	$11.85	18.5%	$11.32	13.2%	$10.99	9.9%	$10.91	9.1%
Versailles Financial Corp., OH	1/13/10	VERF-OTCBB	40.3%	30.12	9.6%	0.3%	23.7%	1.1%	$10.00	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%
Athens Bancshares, Inc., TN	1/7/10	AFCB-NASDAQ	57.4%	18.40	10.3%	0.6%	18.0%	3.1%	$10.00	$11.60	16.0%	$11.39	13.9%	$11.06	10.6%	$10.97	9.7%
Averages - Standard Conversions:			54.6%	24.26	10.6%	0.1%	19.7%	0.5%	$10.00	$10.96	9.6%	$10.71	7.05%	$10.59	5.90%	$10.60	5.98%
Medians - Standard Conversions:			58.3%	24.26	10.5%	0.1%	18.9%	0.3%	$10.00	$11.00	10.0%	$10.72	7.15%	$10.65	6.50%	$10.71	7.10%

Second Step Conversions
Ocean Shore Holding Co., NJ*	12/21/09	OSHC-NASDAQ	61.5%	11.11	7.6%	0.7%	12.3%	5.5%	$8.00	$8.60	7.5%	$8.98	12.3%	$9.05	13.1%	$10.46	30.8%
Northwest Bancshares, Inc.*	12/18/09	NWBI-NASDAQ	101.5%	20.3	14.3%	0.7%	14.4%	4.3%	$10.00	$11.35	13.5%	$11.30	13.0%	$11.40	14.0%	$11.82	18.2%
Averages - Second Step Conversions:			81.5%	15.7x	10.9%	0.7%	13.4%	4.9%	$9.00	$9.98	10.5%	$10.14	12.6%	$10.23	13.6%	$11.14	24.5%
Medians - Second Step Conversions:			81.5%	15.7x	10.9%	0.7%	13.4%	4.9%	$9.00	$9.98	10.5%	$10.14	12.6%	$10.23	13.6%	$11.14	24.5%

Mutual Holding Company Conversions

Averages - Mutual Holding Company Conversions:
Medians - Mutual Holding Company Conversions:

Averages - All Conversions:			63.6%	$19.98	10.7%	0.3%	17.6%	2.0%	$9.67	$10.63	9.9%	$10.52	8.9%	$10.47	8.5%	$10.78	12.1%
Medians - All Conversions:			60.3%	$19.35	10.5%	0.4%	17.7%	2.1%	$10.00	$10.87	10.5%	$10.71	12.6%	$10.65	10.3%	$10.71	9.4%

Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.
(2)	As a percent of MHC offering for MHC transactions.
(3)	Does not take into account the adoption of SOP 93-6.
(4)	Latest price if offering is less than one week old.
(5)	Latest price if offering is more than one week but less than one month old.
(6)	Mutual holding company pro forma data on full conversion basis.
(7)	Simultaneously completed acquisition of another financial institution.
(8)	Simultaneously converted to a commercial bank charter.
(9)	Former credit union.

February 26, 2010

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IV.17

a 62% offering raising gross proceeds of $688.8 million. Northwest Bancshares’ pro forma price/tangible book ratio at the closing value equaled 101.5% and pro forma core price/earnings ratio at the closing value equaled 20.3 times. Comparatively, Ocean Shore Holding’s second-step offering was completed at the minimum of the offering range, with a 57% offering raising gross proceeds of $33.3 million. Ocean Shore Holding’s pro forma price/tangible book ratio at the closing value equaled 61.5% and pro forma core price/earnings ratio at the closing value equaled 11.1 times. Northwest Bancshares’ higher price/tangible book ratio is believed to be in part attributable to the significantly larger size of its offering, which provides for a more liquid trading market and attracts the interest of institutional investors. The respective stock prices of Northwest Bancshares’ and Ocean Shore Holding’s closed up 12.3% and 13.0% after one week of trading and closed up 30.8% and 18.2% through February 26, 2010.

Shown in Table 4.3 are the current pricing ratios for the five companies that have completed fully-converted offerings during the past three months, all of which are traded on NASDAQ. The current average P/TB ratio of the publicly-traded recent conversions equaled 77.48%.

C. The Acquisition Market

Also considered in the valuation was the potential impact on FedFirst Financial’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Pennsylvania. As shown in Exhibit IV-4, there were eight Pennsylvania thrift acquisitions completed from the beginning of 2006 through February 26, 2010, and there are currently two acquisitions pending of a Pennsylvania savings institutions. The recent acquisition activity involving Pennsylvania savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence FedFirst Financial’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition

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Table 4.3

Market Pricing Comparatives

Prices As of February 26, 2010

	Market
	Capitalization		Per Share Data							Dividends(4)			Financial Characteristics(6)
	Price/ Share(1)	Market Value	Core 12 Month EPS(2)	Book Value/ Share	Pricing Ratios(3)					Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	Tang Eq/ Assets	NPAs/ Assets	Reported		Core
Financial Institution					P/E	P/B	P/A	P/TB	P/Core								ROA	ROE	ROA	ROE
	($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Public Companies	$9.74	$298.86	($0.11)	$12.35	18.29x	82.69%	10.09%	91.50%	19.96x	$0.26	2.17%	33.18%	$2,705	11.36%	10.58%	3.24%	-0.14%	-0.42%	-0.14%	-0.69%
Converted Last 3 Months (no MHC)	$10.93	$318.64	$0.25	$15.09	25.92x	74.42%	12.31%	77.48%	22.26x	$0.13	1.14%	20.69%	$2,114	6.47%	6.09%	1.03%	0.24%	3.61%	0.28%	3.52%
Converted Last 3 Months (no MHC)
AFCB Athens Bancshares, Inc. of TN	$10.97	$30.47	$0.54	$17.42	20.31x	62.97%	11.35%	62.97%	20.31x	$0.00	0.00%	0.00%	$269	0.00%	0.00%	NA	0.56%	NM	0.56%	NM
NWBI Northwest Bancshares Inc. of PA	$11.82	$1,307.79	$0.37	$11.90	39.40x	99.33%	16.30%	114.65%	31.95x	$0.40	3.38%	NM	$8,025	16.41%	14.53%	1.81%	0.46%	4.32%	0.57%	5.33%
OBAF OBA Financial Serv. Inc. of MD	$10.51	$48.65	($0.09)	$16.92	NM	62.12%	12.25%	62.12%	NM	$0.00	0.00%	NM	$397	0.00%	0.00%	NA	-0.30%	NM	-0.10%	NM
OSHC Ocean Shore Holding Co. of NJ	$10.46	$76.44	$0.72	$13.01	18.03x	80.40%	9.92%	80.40%	14.53x	$0.24	2.29%	41.38%	$770	7.69%	7.69%	0.25%	0.55%	7.15%	0.68%	8.88%
OABC OmniAmerican Bancorp Inc. of TX	$10.91	$129.86	($0.28)	$16.22	NM	67.26%	11.72%	67.26%	NM	$0.00	0.00%	NM	$1,108	8.23%	8.23%	NA	-0.05%	-0.65%	-0.30%	-3.66%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2009 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

speculation in FedFirst Financial’s stock would tend to be less compared to the stocks of the Peer Group companies.

D. Trading in FedFirst Financial’s Stock

Since FedFirst Financial’s minority stock currently trades under the symbol “FFCO” on the NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis. FedFirst Financial had a total of 6,326,472 shares issued and outstanding at December 31, 2009, of which 2,689,597 shares were held by public shareholders and traded as public securities. The Company’s stock, which is not actively traded, has had a 52 week trading range of $3.05 to $5.25 per share. Following the announcement of the Company’s second-step conversion, which was announced on February 23, 2010, the Company’s stock increased from a February 23, 2010 closing price of $3.60 to $5.14 on February 24th and closed at $4.99 on February 26, 2010.

There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios and dividend payments, if any, will be made on all shares outstanding. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

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8. Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9. Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OTS regulated institution, FedFirst Financial will operate in substantially the same regulatory environment as the Peer Group members – all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	No Adjustment
Primary Market Area	Moderate Downward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it the most significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group companies have had the opportunity to realize the benefit of reinvesting and leveraging the offering proceeds, we also gave weight to the other valuation approaches.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a conversion offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

•

Trading of FFCO stock. Converting institutions generally do not have stock outstanding. FedFirst Financial, however, has public shares outstanding due to the mutual holding company form of ownership. Since FedFirst Financial is currently traded on the NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the February 26, 2010, stock price of $4.99 per share and the 6,326,472 shares of FedFirst Financial stock outstanding, the Company’s implied market value of $31.6 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of FedFirst Financial’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

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In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC net assets that will be consolidated with the Company and thus will increase equity. At December 31, 2009, the MHC had unconsolidated net assets of $24,000.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of February 26, 2010, the aggregate pro forma market value of FedFirst Financial’s conversion stock equaled $39,139,540 at the midpoint, equal to 3,913,954 shares at $10.00 per share. The $10.00 per share price was determined by the FedFirst Financial Board. The midpoint and resulting valuation range is based on the sale of a 57.49% ownership interest to the public, which provides for a $22,500,000 public offering at the midpoint value.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $557,000 for the twelve months ended December 31, 2009. In deriving FedFirst Financial’s core earnings, the adjustments made to reported earnings were to eliminate the net gains on the sale of investment securities and real estate owned, which equaled $73,000 and $46,000, respectively, for the twelve months ended December 31, 2009. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 40.0% for the earnings adjustments, the Company’s core earnings were determined to equal $486,000 for the twelve months ended December 31, 2009. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

RP® Financial, LC.	VALUATION ANALYSIS
IV.24

Amount
($000)
Net income(loss)	$557
Deduct: Gain on sale of investments(1)	(44)
Deduct: Gain on sale of REO(1)	(27)

Core earnings estimate	$486

(1)	Tax effected at 40.0%.

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $39.1 million midpoint value equaled 65.39 times and 74.19 times, respectively, indicating premiums of 309.2% and 332.3% relative to the Peer Group’s average reported and core earnings multiples of 15.98 times and 17.16 times, respectively (see Table 4.4). In comparison to the Peer Group’s median reported and core earnings multiples of 14.42 times and 17.79 times, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 353.5% and 317.0%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 56.40 times and 83.87 times, respectively, and based on core earnings at the minimum and the super maximum equaled 64.11 times and 94.77 times, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $39.1 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 62.85% and 64.39%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 73.09% and 80.22%, the Company’s ratios reflected a discount of 14.0% on a P/B basis and a discount of 19.7% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 80.21% and 83.09%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 21.6% and 22.5%, respectively. At the top of the super range, the Company’s P/B and P/TB ratios equaled 75.02% and 76.69%, respectively. In

RP® Financial, LC.	VALUATION ANALYSIS
IV.25

Table 4.4

Public Market Pricing

Fedfirst Financial Corporation and the Comparables

As of February 26, 2010

	Market												Financial Characteristics(6)								Exchange Ratio	2nd Step Offering Amount
	Capitalization		Per Share Data		Pricing Ratios(3)					Dividends(4)			Total Assets	Equity/ Assets	Tang Eq/ Assets	NPAs/ Assets	Reported		Core
	Price/ Share(1)	Market Value	Core 12 Month EPS(2)	Book Value/ Share	P/E	P/B	P/A	P/TB	P/Core	Amount/ Share	Yield	Payout Ratio(5)					ROA	ROE	ROA	ROE
	($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)		($Mil)
FedFirst Financial Corporation
Superrange	$10.00	$51.76	$0.11	$13.33	83.87x	75.02%	13.63%	76.69%	94.77x	$0.00	0.00%	0.00%	$380	18.17%	17.78%	0.43%	0.16%	0.89%	0.14%	0.79%	0.8182	$29.76
Maximum	$10.00	$45.01	$0.12	$14.54	74.12x	68.78%	11.96%	70.37%	83.94x	$0.00	0.00%	0.00%	$376	17.39%	17.00%	0.44%	0.16%	0.93%	0.14%	0.82%	0.7115	$25.88
Midpoint	$10.00	$39.14	$0.13	$15.91	65.39x	62.85%	10.49%	64.39%	74.19x	$0.00	0.00%	0.00%	$373	16.70%	16.30%	0.44%	0.16%	0.96%	0.14%	0.85%	0.6187	$22.50
Minimum	$10.00	$33.27	$0.16	$17.79	56.40x	56.21%	8.99%	57.67%	64.11x	$0.00	0.00%	0.00%	$370	15.99%	15.59%	0.45%	0.16%	1.00%	0.14%	0.88%	0.5259	$19.13

All Non-MHC Public Companies (7)
Averages	$9.79	$353.88	$(0.18)	$13.78	17.79x	70.60%	8.16%	79.28%	18.55x	$0.26	2.17%	32.84%	$3,033	10.89%	10.07%	3.40%	-0.21%	-0.58%	-0.24%	-1.26%
Medians	$9.83	$49.38	$0.13	$13.04	15.97x	70.70%	6.52%	77.13%	16.19x	$0.20	1.97%	0.00%	$899	9.31%	8.64%	2.82%	0.21%	2.09%	0.10%	1.14%

All Non-MHC State of PA(7)
Averages	$11.43	$219.01	$0.68	$15.49	20.88x	76.88%	8.63%	84.11%	17.75x	$0.41	3.28%	50.06%	$1,875	10.89%	10.20%	2.35%	0.16%	1.95%	0.33%	4.29%
Medians	$11.82	$50.10	$0.73	$13.87	17.09x	90.34%	7.63%	90.70%	13.20x	$0.40	3.19%	18.78%	$1,034	8.45%	7.84%	2.16%	0.46%	4.32%	0.51%	4.85%

Comparable Group Averages
Averages	$10.68	$30.81	$0.60	$14.70	15.98x	73.09%	7.49%	80.22%	17.16x	$0.42	3.43%	20.52%	$427	10.41%	9.86%	1.57%	0.37%	3.68%	0.41%	3.85%
Medians	$10.98	$28.39	$0.46	$14.14	14.42x	80.21%	6.26%	83.09%	17.79x	$0.43	4.30%	23.72%	$405	9.99%	8.89%	1.41%	0.38%	4.73%	0.37%	3.92%

Comparable Group
CZWI Citizens Community Bancorp Inc. of WI	$4.00	$20.45	$0.40	$10.80	NM	37.04%	3.61%	42.11%	10.00x	$0.00	0.00%	NM	$567	9.75%	8.67%	NA	-0.61%	-5.57%	0.38%	3.48%
ESBK Elmira Savings Bank, FSB of NY	$15.61	$29.96	$1.80	$18.72	6.76x	83.39%	5.92%	131.40%	8.67x	$0.80	5.12%	34.63%	$506	10.73%	8.35%	NA	0.91%	8.82%	0.71%	6.87%
FCAP First Capital, Inc. of IN	$14.70	$40.54	$0.45	$16.91	28.82x	86.93%	8.88%	98.79%	32.67x	$0.72	4.90%	NM	$457	10.23%	9.12%	NA	0.31%	2.99%	0.27%	2.64%
LSBI LSB Financial Corp. of Lafayette IN	$10.01	$15.56	$0.17	$22.06	16.41x	45.38%	4.28%	45.38%	NM	$0.50	5.00%	NM	$364	9.43%	9.43%	3.60%	0.25%	2.77%	0.07%	0.77%
LBCP Liberty Bancorp, Inc. of MO	$7.43	$26.82	$0.46	$12.29	12.38x	60.46%	6.60%	63.29%	16.15x	$0.10	1.35%	16.67%	$406	10.92%	10.48%	1.83%	0.56%	4.95%	0.43%	3.80%
NFSB Newport Bancorp, Inc. of RI	$11.95	$45.77	$0.23	$13.42	NM	89.05%	9.97%	89.05%	NM	$0.00	0.00%	0.00%	$459	11.20%	11.20%	NA	0.15%	1.31%	0.20%	1.68%
RIVR River Valley Bancorp of IN	$13.05	$19.63	$0.67	$16.94	12.43x	77.04%	5.09%	77.13%	19.48x	$0.84	6.44%	NM	$385	6.61%	6.61%	NA	0.42%	6.33%	0.27%	4.04%
ROME Rome Bancorp, Inc. of Rome NY	$8.55	$58.58	$0.44	$8.81	19.00x	97.05%	17.76%	97.05%	19.43x	$0.36	4.21%	NM	$330	18.30%	18.30%	0.58%	0.92%	5.14%	0.90%	5.03%
WVFC WVS Financial Corp. of PA	$14.55	$30.06	$0.73	$14.86	21.40x	97.91%	7.68%	97.91%	19.93x	$0.64	4.40%	NM	$392	7.84%	7.84%	0.42%	0.34%	4.52%	0.36%	4.85%
WAYN Wayne Savings Bancshares of OH	$6.91	$20.76	$0.63	$12.19	10.63x	56.69%	5.15%	60.14%	10.97x	$0.20	2.89%	30.77%	$403	9.08%	8.60%	1.41%	0.48%	5.53%	0.47%	5.36%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.26

comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected a premium of 2.6% and a discount of 4.4%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 6.5% and 7.7%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the Company’s pro forma P/E multiples were at significant premiums to the Peer Group’s P/E multiples.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $39.1 million midpoint of the valuation range, the Company’s value equaled 10.49% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 7.49%, which implies a premium of 40.1% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 6.26%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 67.6%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, two second-step conversions have been completed within the past three months and closed at an average pro forma price/tangible book ratio of 81.5% (see Table 4.2) and, on average, appreciated 12.6% during the first week of trading. In comparison, the Company’s pro forma price/tangible book ratio at the appraised midpoint value reflects a discount of 21.0%. The current

RP® Financial, LC.	VALUATION ANALYSIS
IV.27

average P/TB ratio of the two recent second-step conversions, based on closing stock prices as of February 26, 2010, equaled 97.5%. In comparison to the average current P/TB ratio of the two recent second-step conversions, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 33.9% and at the top of the super range the Company’s P/TB ratio reflects an implied discount of 21.3%.

It should be noted that implied discounts reflected in the Company’s pro forma P/TB ratios take into consideration the smaller size of its offering, particularly with respect to Northwest Bancshares’ second-step offering that raised gross proceeds of $688.8 million, the Company’s significantly higher P/E multiples and the relatively less attractive investment characteristics of a small banking franchise based in Monessen, Pennsylvania. Of the two recent second-step offerings that were completed, Ocean Shore’s offering that raised gross proceeds of $33.5 million is viewed to be more comparable to the Company’s offering. Ocean Shore’s closing P/TB ratio equaled 61.5% and current P/TB ratio based on its closing stock price at February 26, 2010 equaled 80.4%, which provided for a premium of 4.7% and a discount of 19.9%, respectively, relative to the Company’s midpoint P/TB ratio.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 26, 2010, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company – was $39,139,540 at the midpoint, equal to 3,913,954 shares at a per share value of $10.00. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows: $33,268,610 or 3,326,861 shares at the minimum; $45,010,470, or 4,501,047 shares at the maximum; and $51,762,040 or 5,176,204 shares, at the supermaximum (also known as “maximum, as adjusted”).

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is

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IV.28

$22,500,000, equal to 2,250,000 shares at $10.00 per share. The resulting offering range and offering shares, all based on $10.00 per share, are as follows: $19,125,000, or 1,912,500 shares, at the minimum; $25,875,000 or 2,587,500 shares at the maximum; and $29,756,250 or 2,975,625 shares, at the supermaximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Board of Directors of FedFirst Financial has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 0.6187 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.5259 at the minimum, 0.7115 at the maximum and 0.8182 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

EXHIBITS

OMITTED

IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THESE EXHIBITS ARE BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.